Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192526

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Offering price	Amount of registration fee
4.500% Senior Notes Due 2023	$450,000,000	$448,605,000	$57,780.32
Guarantees Related to the Senior Notes(1)	N/A	N/A	N/A

(1)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to the guarantees.

Prospectus Supplement

(To Prospectus dated November 25, 2013)

$450,000,000

Advance Auto Parts, Inc.

4.500% Notes due 2023

We are offering $450,000,000 aggregate principal amount of notes. The notes are being issued as part of the financing of the Acquisition (as defined herein) of General Parts International, Inc. In the event the Acquisition is not consummated on or prior to April 15, 2014 or the Merger Agreement (as defined herein) is terminated at any time prior thereto, at our option, the notes will be subject to a special optional redemption. The special optional redemption price will be equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes or the most recent interest payment date for the notes, as applicable, up to, but not including, the date of such special optional redemption. See “Description of Notes—Special Optional Redemption.”

The notes will bear interest at the rate of 4.500% per year. Interest will be payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 2014. The notes will mature on December 1, 2023. We may redeem some or all of the notes at any time or from time to time before maturity at the applicable “redemption price” discussed under the caption “Description of Notes—Optional Redemption.” If a change of control triggering event, as described herein, occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to offer to repurchase the notes at the price described in this prospectus supplement under the caption “Description of Notes—Change of Control.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including our New Credit Facilities (as defined herein). The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The notes initially will be guaranteed on a senior unsecured basis by certain of our domestic subsidiaries as described in this prospectus supplement under the caption “Description of Notes—Subsidiary Guarantees.” The same domestic subsidiaries will also guarantee our obligations under the New Credit Facilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system.

Investing in our notes involves risk. Please see the section entitled “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 29, 2012 and in this prospectus supplement beginning on page S-10 and the accompanying prospectus beginning on page 5.

	Per Note	Total
Public offering price(1)	99.690%	$448,605,000
Underwriting discount	0.650%	$2,925,000
Proceeds, before expenses, to us	99.040%	$445,680,000

(1)	Plus accrued interest, if any, from December 3, 2013, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the notes in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about December 3, 2013.

Joint Book-Running Managers

BofA Merrill Lynch SunTrust Robinson Humphrey	J.P. Morgan Wells Fargo Securities

Co-Managers

HSBC	US Bancorp	BB&T Capital Markets
Deutsche Bank Securities	PNC	TD Securities

November 25, 2013

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our and General Parts International Inc.’s business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are each part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may from time to time, offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this offering and other matters relating to us and the notes we are offering. The second part, which is the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement. Generally when we refer to the “prospectus,” we are referring to both parts combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

We and the underwriters have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our securities, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy our securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or the notes offered hereby are sold on a later date.

Information that we file with the SEC subsequent to the date on the cover of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed in the “Incorporation of Certain Documents by Reference” section included elsewhere herein and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished under applicable SEC rules, until we issue all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

Unless otherwise indicated, the terms “Issuer” and “Advance” refers solely to Advance Auto Parts, Inc. and “we,” “us” and “our” refer to Advance Auto Parts, Inc. and its consolidated subsidiaries. Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks, with the exception of fiscal 2008 which consisted of 53 weeks.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights material information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein but does not contain all of the information you need to consider in making your decision to invest in the notes. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto of Advance and GPII, respectively, each incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the pro forma financial information, which gives effect to the Acquisition, this offering, the New Credit Facilities and the application of the proceeds from this offering and borrowings under the New Credit Facilities together with cash on hand to fund the purchase price for the Acquisition and the related transactions (collectively, the “Transactions”). You should read carefully this entire prospectus supplement and the accompanying prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to invest in the notes.

Our Company

We are a leading specialty retailer of automotive aftermarket parts, accessories, batteries and maintenance items primarily operating within the United States. Our stores carry an extensive product line for cars, vans, sport utility vehicles and light trucks. We serve both “do-it-yourself,” or DIY, and “do-it-for-me,” or Commercial, customers. Our Commercial customers consist primarily of delivery customers for whom we deliver products from our store locations to our Commercial customers’ places of business, including independent garages, service stations and auto dealers. At October 5, 2013, we operated a total of 4,018 stores.

We operate in two reportable segments: Advance Auto Parts, or AAP, and Autopart International, Inc., or AI. The AAP segment is comprised of our store operations within the Northeastern, Southeastern and Midwestern (inclusive of South Central) regions of the United States, Puerto Rico and the Virgin Islands which primarily operate under the trade names “Advance Auto Parts” and “Advance Discount Auto Parts.” At October 5, 2013, we operated 3,796 stores in the AAP segment. Our AAP stores offer a broad selection of brand name and private label automotive replacement parts, accessories, batteries and maintenance items for domestic and imported cars and light trucks. Through our integrated operating approach, we serve our DIY and Commercial customers from our store locations and online at www.AdvanceAutoParts.com. Our online website allows our DIY customers to pick up merchandise at a conveniently located store or have their purchases shipped directly to their homes or businesses. Our Commercial customers can conveniently place their orders online.

At October 5, 2013, we operated 222 stores in the AI segment under the “Autopart International” trade name. AI’s business primarily serves the Commercial market from its store locations in the Northeastern, Mid-Atlantic and Southeastern regions of the United States.

The Transactions

The Acquisition

On October 15, 2013, Advance Auto Parts, Inc., a Delaware corporation (“Advance”), Generator Purchase, Inc., a North Carolina corporation and a wholly owned subsidiary of Advance (“Merger Sub”), General Parts International, Inc., a North Carolina corporation (“GPII”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the GPII shareholders, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into GPII and GPII will become a wholly owned subsidiary of Advance (the “Acquisition”). The Acquisition is anticipated to close early 2014. Under the terms of the Merger

Agreement, we intend to acquire GPII for a transaction value of approximately $2.1 billion consisting of approximately $1.3 billion in cash to GPII’s shareholders, the repayment of approximately $697 million of GPII debt and approximately $99 million in make-whole fees and transaction related expenses.

GPII is a leading privately held distributor and supplier of original equipment and aftermarket replacement automotive products for commercial markets operating under the CARQUEST and WORLDPAC brands.

The consummation of the Acquisition is subject to closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the absence of a “material adverse effect” with respect to GPII and other conditions set forth in the Merger Agreement. The Merger Agreement also provides for certain termination rights for both Advance and GPII.

In connection with the parties’ entry into the Merger Agreement, holders of shares of GPII capital stock with voting power sufficient to approve the Merger Agreement have committed to vote, and have voted, their shares in favor of approval of the Merger Agreement.

Advance, Merger Sub and GPII each made certain representations, warranties and covenants in the Merger Agreement, including, among other things, covenants by GPII to conduct its business in the ordinary course during the interim period between the signing of the Merger Agreement and the completion of the Acquisition.

The Acquisition will create the largest automotive aftermarket parts provider in North America, with pro forma net sales of approximately $9.1 billion for the fiscal year ended December 29, 2012 and more than 70,000 team members. The acquisition of GPII is expected to accelerate Advance’s growth strategy and enhance shareholder value through the following strategic benefits:

•	Creates Market Leader—(1) #1 automotive aftermarket parts provider in North America with a balanced platform for growth between DIY and Commercial, (2) #1 distributor of import automotive parts and (3) the largest automotive aftermarket business-to-business e-commerce platform in North America.

•	Delivers Scale—Provides Advance with complete coast-to-coast coverage across North America, creating a company with scale, reach and expanded growth opportunities benefiting shareholders, customers and team members. This presence in new markets allows Advance the ability to expand its geographic footprint in an efficient manner.

•	Accelerates Complementary Market Opportunities—Expands Advance’s product and category offerings in both core and new product lines (for example, paint and heavy duty), creates new sales channel with independent customers and broadens ability to grow with attractive customer segments such as larger bay garages, import specialists, national accounts and fleet and government programs.

•	Strengthens Leading Brands and Capabilities—Enhances Advance’s ability to serve customers through the transfer of CARQUEST’s commercial capabilities and team member parts knowledge into Advance stores while expanding DIY into select company operated CARQUEST stores. The combination expands key capabilities in customer service through enhanced daily replenishment and customer loyalty programs to a larger truck fleet and a significantly expanded commercial sales team.

The Financing

In connection with the Acquisition, we entered into a debt commitment letter with a syndicate of commercial banks (the “debt financing sources”). Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $1.05 billion in financing for the Acquisition, consisting of a 364-day senior unsecured bridge loan facility with a $450 million tranche and a $600 million tranche (the “Bridge Facility”). If the Bridge Facility is not drawn, we will have to pay a $4.2 million fee. Additionally, we plan to enter into new senior unsecured credit facilities, with substantially the same terms as our Existing Revolving Credit Facility (as defined herein), prior to consummation of the Acquisition. The proposed New Credit Facilities are expected to consist of a $600 million term loan (the “New Term Loan Facility”) and a $1.0 billion revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”). We anticipate that the net proceeds from this offering, together with the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility. It is possible that we will not consummate the New Credit Facilities on the anticipated terms or at the anticipated aggregate principal amounts, or at all. This offering is not contingent on the completion of the Acquisition or the New Credit Facilities. If the Acquisition does not occur or is abandoned (as described under “Description of Notes—Special Optional Redemption”) we will have the option to redeem the notes.

Risks Facing our Company

Our business is subject to numerous risks. You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and all other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in the notes.

Advance is a Delaware corporation and the address of its principal executive offices is 5008 Airport Road, Roanoke, Virginia 24012. Our telephone number is (540) 362-4911 and our website is www.AdvanceAutoParts.com. Please note that any references to www.AdvanceAutoParts.com in this prospectus supplement or the accompanying prospectus are inactive textual references only and that the information on our website is neither incorporated by reference into this prospectus supplement or the accompanying prospectus nor intended to be used in connection with this offering.

The Offering

Issuer	Advance Auto Parts, Inc.

Securities Offered	$450,000,000 aggregate principal amount of 4.500% Notes due 2023.

Maturity	The notes will mature on December 1, 2023.

Interest Rate	The notes will bear interest at a rate of 4.500% per year.

Interest Payment Dates	Interest on the notes will be payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 2014. Interest will accrue from the issue date of the notes.

Guarantors	The notes initially will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated and unsecured basis by certain of our domestic subsidiaries. The same domestic subsidiaries will also guarantee our obligations under the New Credit Facilities. We will be permitted to release guarantees without the consent of holders of the notes under the circumstances described in “Description of Notes—Subsidiary Guarantees.”

Special Optional Redemption	In the event the Acquisition is not consummated on or prior to April 15, 2014 or the Merger Agreement is terminated at any time prior thereto, at our option, the notes will be subject to a special optional redemption. The special optional redemption price will be equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes or the most recent interest payment date for the notes, as applicable, up to, but not including, the date of such special optional redemption. See “Description of Notes—Special Optional Redemption.”

Optional Redemption	The notes may be redeemed in whole at any time or in part from time to time prior to September 1, 2023 (three months prior to the maturity date of the notes), at our option, at the redemption price described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement, plus any accrued and unpaid interest on the notes being redeemed to the redemption date. The notes may be redeemed in whole at any time or in part from time to time on or after September 1, 2023 (three months prior to the maturity date of the notes), at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Change of Control Offer	In the event of a Change of Control Triggering Event as described herein, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control.”

Ranking	The notes will be:

•	unsubordinated and unsecured obligations of Advance,

•	effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the notes,

•	pari passu with all our existing and future unsubordinated indebtedness, and

•	senior in right of payment to all our existing and future subordinated indebtedness.

With respect to each subsidiary guarantor, the subsidiary guarantee will be:

•	an unsubordinated and unsecured obligation of such subsidiary guarantor,

•	effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any subsidiaries of such subsidiary guarantor that do not guarantee the notes,

•	pari passu with such subsidiary guarantor’s existing and future unsubordinated indebtedness, and

•	senior in right of payment to such subsidiary guarantor’s existing and future subordinated indebtedness.

As of October 5, 2013, after giving effect to (i) this offering, our total outstanding consolidated debt, including our subsidiaries but excluding unused commitments, would have been approximately $1,055.1 million and (ii) this offering and the other Transactions, our total outstanding consolidated debt, including our subsidiaries but excluding unused commitments, would have been approximately $2,205.1 million.

As of October 5, 2013, after giving effect to (i) this offering, our subsidiary guarantors would have had debt outstanding of approximately $6.0 million, excluding their guarantees of the notes and unused commitments, of which no amounts were drawn under our existing credit facilities and (ii) this offering and the other Transactions, our subsidiary guarantors would have had debt outstanding of approximately $1,156.0 million, excluding their guarantees of the notes and unused commitments, of which approximately $1,150.0 million would have constituted guarantees of our New Credit Facilities.

Covenants	The indenture contains covenants that, among other things, restrict our ability to:

•	incur debt secured by liens; and

•	enter into sale and leaseback transactions.

These covenants are, however, subject to significant exceptions. See “Description of Notes—Certain Covenants.”

Further Issues of Notes	We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes and create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described under “Description of Notes—Further Issuances of Notes.”

Form and Denomination	The notes will be issued only in registered form without coupons in minimum denominations of $2,000 and only integral multiples of $1,000 above that amount.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of Notes—Book-Entry Procedures.”

Use of Proceeds	We intend to use the net proceeds from this offering to fund part of the consideration of the Acquisition and to pay associated costs and expenses. If the Acquisition is not consummated, for any reason, and we do not exercise our rights under the special optional redemption to redeem the notes, the net proceeds from this offering will be used for general corporate purposes. For more information, see “Use of Proceeds” in this prospectus supplement.

No Listing	We do not intend to list the notes on any securities exchange.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. See “Risk Factors” in this prospectus supplement, and Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated herein by reference. See also “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

For a complete description of the terms of the notes, see “Description of Notes.”

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following table sets forth our summary historical and pro forma financial information as of and for the periods presented. Included in this table are key metrics and operating results used to measure our financial progress. The summary historical consolidated financial and other data (excluding the Selected Store Data and Performance Measures) at December 29, 2012 and December 31, 2011 and for the three years ended December 29, 2012 have been derived from our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on February 25, 2013, which is incorporated herein by reference. The summary historical consolidated financial and other data at January 1, 2011, January 2, 2010 and January 3, 2009 and for the years ended January 2, 2010 and January 3, 2009 have been derived from our audited consolidated financial statements and the related notes which are not incorporated herein by reference. The summary historical consolidated financial and other data at October 5, 2013 and October 6, 2012 and for the forty weeks ended October 5, 2013 and October 6, 2012 have been derived from our unaudited consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the period ended October 5, 2013 filed with the SEC on November 12, 2013, which is incorporated herein by reference.

The summary unaudited pro forma financial information gives effect to the Transactions as if they had occurred on January 1, 2012 for purposes of the unaudited pro forma statement of operations data and as of October 5, 2013 with respect to the unaudited pro forma balance sheet data. The pro forma adjustments related to the Transactions are preliminary and based upon information obtained to date and assumptions that we believe are reasonable. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma financial information presented below. Such differences may be material.

The summary unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our statement of operations or financial condition would actually have been had the Transactions in fact occurred on the dates indicated. See “—The Transactions.” The unaudited pro forma financial information should not be considered representative of our future results of operations or financial condition.

You should read this data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended October 5, 2013 and GPII’s consolidated financial statements and the pro forma financial information which are included in our Current Report on Form 8-K filed with the SEC on November 25, 2013, in each case, which are incorporated by reference herein.

	Pro Forma			Pro Forma
	Forty Weeks Ended	Forty Weeks Ended		Fiscal Year	Fiscal Year(1)
(All numbers are in thousands, except for per share numbers)	October 5, 2013	October 5, 2013	October 6, 2012	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Net sales	$7,332,864	$5,085,001	$4,875,802	$9,096,870	$6,205,003	$6,170,462	$5,925,203	$5,412,623	$5,142,255
Cost of sales(2)	3,955,701	2,534,632	2,440,921	4,922,517	3,106,967	3,101,172	2,963,888	2,768,397	2,743,131
Gross profit	3,377,163	2,550,369	2,434,881	4,174,353	3,069,290	2,644,226	2,961,315	2,644,226	2,399,124
Selling, general and administrative expenses	2,689,857	1,980,895	1,890,762	3,392,174	2,440,721	2,404,648	2,376,382	2,189,841	1,984,197
Operating income	687,306	569,474	544,119	782,179	657,315	664,642	584,933	454,385	414,927
Interest expense	(58,731)	(26,632)	(25,849)	(77,811)	(33,841)	(30,949)	(26,861)	(23,337)	(33,729)

	Pro Forma			Pro Forma
	Forty Weeks Ended	Forty Weeks Ended		Fiscal Year	Fiscal Year(1)
(All numbers are in thousands, except for per share numbers)	October 5, 2013	October 5, 2013	October 6, 2012	2012	2012	2011	2010	2009	2008
Other income (expense), net	1,689	1,689	759	600	600	(457)	(1,017)	607	(506)
Income before provision for income taxes	630,264	544,531	519,029	704,968	624,074	633,236	557,055	431,655	380,692
Income tax expense	236,429	202,040	196,414	268,228	236,404	238,554	211,002	161,282	142,654
Net income	393,835	342,491	322,615	436,740	387,670	394,682	346,053	270,373	238,038
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$533,537	$398,467	$504,782	$876,342	$685,281	$828,849	$666,159	$699,690	$478,739
Investing activities	345,026	(317,380)	(206,194)	304,385	(272,978)	(289,974)	(199,350)	(185,539)	(181,609)
Financing activities	(217,172)	(111,897)	122,894	(26,304)	127,907	(540,183)	(507,618)	(451,491)	(274,426)
Balance Sheet and Other Financial Data:
Cash and cash equivalents	$62,106	$567,301	$479,383		$598,111	$57,901	$59,209	$100,018	$37,358
Inventory	$3,793,778	2,463,978	2,193,369		2,308,609	2,043,158	1,863,870	1,631,867	1,623,088
Net working capital(6)	$1,023,082	742,347	567,035		624,562	105,945	276,222	421,591	442,632
Capital expenditures	$160,729	147,690	201,210		271,182	268,129	199,585	192,934	184,986
Total assets	$7,596,051	4,944,699	4,357,206		4,613,814	3,655,754	3,354,217	3,072,963	2,964,065
Total debt	$2,205,057	605,057	600,249		605,088	415,984	301,824	204,271	456,164
Total net debt(7)	$2,142,951	37,756	120,866		6,977	358,083	252,171	113,781	439,394
Total stockholders’ equity	$1,455,526	$1,467,848	$1,147,478		$1,210,694	$847,914	$1,039,374	$1,282,365	$1,075,166

Selected Store Data, Performance Measures, and Other Data:
Inventory turnover(3)(12)		1.37	1.45	1.43	1.59	1.70	1.70	1.74
Inventory per store(4)	$707	$613	$589	$609	$558	$523	$477	$482
Accounts payable to inventory ratio(5)	71.6%	83.5%	83.2%	87.9%	80.9%	71.0%	61.2%	57.2%
Comparable store sales growth(8)		(2.0)%	(0.5)%	(0.8)%	2.2%	8.0%	5.3%	1.5%
Number of stores at beginning of period		3,794	3,662	3,662	3,563	3,420	3,368	3,261
New stores(9)		241	70	137	104	148	107	127
Closed stores		(17)	(5)	(5)	(5)	(5)	(55)	(20)
Number of stores, end of period	5,366	4,018	3,727	3,794 (9)	3,662	3,563	3,420	3,368
Relocated stores		13	14	19	10	12	10	10
Stores with commercial delivery program, end of period	5,054	3,706	3,422	3,484	3,326	3,212	3,024	2,880
Total commercial sales, as a percentage of total sales(in 000s)		40.5%	38.1%	38.1%	37.0%	34.2%	32.0%	29.5%
Average net sales per store (in 000s)(10)(13)		$1,656	$1,683	$1,664	$1,708	$1,697	$1,595	$1,551
Operating income per store (in 000s)(11)(13)		$176	$178	$176	$184	$168	$134	$125
Gross margin return on inventory(12)(13)		$8.3	$6.9	$9.3	$6.6	$5.1	$4.0	$3.5
Total store square footage, end of period (in 000s)		29,427	27,194	27,806	26,663	25,950	24,973	24,711

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31st. All fiscal years presented are 52 weeks, with the exception of Fiscal 2008 which consisted of 53 weeks.
(2)	Cost of sales includes a non-cash inventory adjustment of $37,500 recorded in Fiscal 2008 due to a change in our inventory management approach for slow moving inventory.
(3)	Inventory turnover is calculated as cost of sales divided by the average of beginning and ending inventories.
(4)	Inventory per store is calculated as ending inventory divided by ending store count.

(5)	Accounts payable to inventory ratio is calculated as ending accounts payable divided by ending inventory. We aggregate financed vendor accounts payable with accounts payable to calculate our accounts payable to inventory ratio.
(6)	Net working capital is calculated by subtracting current liabilities from current assets.
(7)	Net debt includes total debt and bank overdrafts, less cash and cash equivalents.
(8)	Comparable store sales growth is calculated based on the change in net sales starting once a store has been open for 13 complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales growth from the original date of opening. Beginning in Fiscal 2008, we include in comparable store sales growth the net sales from stores operated Offshore and AI stores. The comparable periods have been adjusted accordingly. Fiscal 2008 comparable store sales growth excludes sales from the 53rd week.
(9)	During the forty weeks ended October 5, 2013, includes 124 stores acquired in the acquisition of B.W.P. Distributors, Inc. on December 31, 2012.
(10)	Average net sales per store is calculated as net sales divided by the average of the beginning and the ending number of stores for the respective period. Excluding the net sales impact of the 53rd week of Fiscal 2008 of approximately $88,800, average net sales per store in Fiscal 2008 was $1,524.
(11)	Operating income per store is calculated as operating income divided by the average of beginning and ending total store count for the respective period. Operating income per store for Fiscal 2009 was $142 excluding the $26,100 impact of store divestitures. Excluding the operating income impact of the 53rd week of Fiscal 2008 of approximately $15,800 and a $37,500 non-cash inventory adjustment, operating income per store in Fiscal 2008 was $132.
(12)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable. Excluding the gross profit impact of the 53rd week of Fiscal 2008 of approximately $44,000 and a $37,500 non-cash inventory adjustment, gross margin return on inventory in Fiscal 2008 was $3.4.
(13)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

RISK FACTORS

We believe the following risk factors, as well as those relating to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012, which are incorporated herein by reference, should be considered prior to purchasing any of the notes offered for sale pursuant to this prospectus supplement. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in Exchange Act reports that we file with the SEC, which will be incorporated herein by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. There may be additional risks that are not presently material or known. If any of the events described below occur, our business, financial condition, results of operations, liquidity or access to the debt or capital markets could be materially adversely affected. The following risks could cause our actual results to differ materially from our historical experience and from any estimates or expectations set forth in forward-looking statements made in or incorporated by reference into this prospectus supplement or the documents incorporated herein by reference.

Risks Related to the Acquisition

The parties to the proposed acquisition of GPII may be unable to satisfy the conditions to the completion of the Acquisition and the Acquisition may not be completed.

Completion of the Acquisition is conditioned on, among other things, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any law or order that prohibits the completion of the Acquisition, the accuracy of the representations and warranties of the parties contained in the Merger Agreement (subject to certain specified standards of materiality), the compliance in all material respects with the covenants of the parties contained in the Merger Agreement and the absence of a material adverse effect (as defined in the Merger Agreement) on GPII. These and other conditions to the completion of the Acquisition may fail to be satisfied. In addition, there can be no assurance that our expected financing for the Acquisition will be available on expected or acceptable terms, or at all, in order to enable us to complete the Acquisition.

Satisfying the conditions to and completion of the Acquisition may take longer, and could cost more, than we and GPII expect. Any delay in completing the Acquisition or any additional conditions imposed in order to complete the Acquisition may materially adversely affect the synergies and other benefits that we expect to achieve if the Acquisition and the integration of the companies’ respective businesses are completed within the expected timeframe.

Failure to achieve the expected benefits of the Acquisition and to integrate GPII’s operations with ours could adversely affect us following the completion of the Acquisition.

We cannot be certain whether, and to what extent, any strategic, operational, financial or other benefits resulting from the Acquisition will be achieved. In order to obtain the benefits of the Acquisition, we must integrate GPII’s operations with ours. Such integration may be complex and the failure to do so quickly and effectively may negatively affect our earnings. The trading prices of our securities may decline as a result of the Acquisition if our integration of GPII is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the Acquisition on our financial results is otherwise not consistent with the expectations of financial analysts or investors.

The announcement and pendency of the Acquisition could cause disruptions in and create uncertainty surrounding GPII’s and our businesses, including affecting GPII’s and our relationships with existing and future customers, suppliers and employees, which could have an adverse effect on GPII’s and our business, financial results and operations, regardless of whether the Acquisition is completed. In particular, GPII and we could lose customers or suppliers, and new customer or supplier contracts could be delayed or be less beneficial than we expect. In addition, we have diverted, and will continue to divert, significant management resources towards the completion of the Acquisition, which could adversely affect our business and results of operations.

If we are unable to retain key GPII personnel after the Acquisition is completed, the combined company’s business might suffer.

The success of the Acquisition will depend in part on our ability to retain key GPII employees after the completion of the Acquisition. It is possible that these employees might decide not to remain with the combined company after the Acquisition is completed. We might not be able to locate suitable replacements for any such key employees that leave GPII or to secure the employment of suitable replacements on reasonable terms. In addition, if key employees terminate their employment, management’s attention might be diverted from successfully integrating GPII’s operations to hiring suitable replacements and the combined company’s business might suffer.

We will incur significant transaction costs as a result of the Acquisition.

We expect to incur significant one-time transaction costs related to the Acquisition. These transaction costs include investment banking, legal and accounting fees and expenses and other related charges. We may also incur additional unanticipated transaction costs in connection with the Acquisition. A portion of the transaction costs related to the Acquisition will be incurred regardless of whether the Acquisition is completed. Although efficiencies related to the integration of the businesses may allow us to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

We face risks associated with the Merger Agreement in connection with the Acquisition.

In connection with the Acquisition, we will be subject to substantially all the liabilities of GPII that are not satisfied on or prior to the closing date. There may be liabilities that we underestimated or did not discover in the course of performing our due diligence investigation of GPII. Under the Merger Agreement, GPII has provided us with a limited set of representations and warranties. Subject to certain exceptions, our sole remedy for any breach of those representations and warranties is an action for indemnification, generally not to exceed $200 million under the Merger Agreement. Damages resulting from a breach of a representation or warranty could have in the aggregate for all such actions a material and adverse effect on our financial condition and results of operations. In addition, we have agreed to take certain actions, including disposition of assets, if required to obtain regulatory approvals.

The historical and unaudited pro forma condensed combined financial data may not be representative of our results as a combined company.

The pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement is based on the consolidated historical financial statements of Advance and GPII and does not purport to be indicative of the future results of operations of the combined companies. The pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement is based in part on certain assumptions regarding the Transactions that we believe are reasonable. We cannot assure you, however, that our assumptions will prove to be accurate. Accordingly, the historical and pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement may not be indicative of what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Risks Related to the Notes

Our level of indebtedness could limit the cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of October 5, 2013, after giving effect to (i) this offering, our total consolidated debt outstanding would have been approximately $1,005.1 million, and (ii) this offering and the other Transactions, our total consolidated debt outstanding would have been approximately $2,205.1 million. We intend to use the net proceeds of this offering to fund part of the consideration of the Acquisition and to pay associated costs and expenses. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

•	require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes contain and the credit agreement that will govern the New Credit Facilities will contain or are anticipated to contain, as applicable, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Despite our level of indebtedness following the consummation of the Transactions, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our leverage.

The terms of the indenture governing the notes do not and the credit agreement that will govern our New Credit Facilities will not, or are anticipated to not, as applicable, prohibit us or our subsidiaries from incurring additional indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks (described in “—Our level of indebtedness could limit the cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary”) that we and they now face could intensify.

The notes and guarantees will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

The notes will be senior unsecured indebtedness of Advance. The notes initially will be guaranteed on an unsecured basis by certain of our subsidiaries. As of October 5, 2013, after giving effect to (i) this offering, we would have had $5.6 million of secured indebtedness, and (ii) this offering and the other Transactions, we would have had $5.6 million of secured indebtedness. To the extent that we or any of the guarantors have secured indebtedness in the future, holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

We can release guarantees from time to time without the consent of holders.

Under the terms of the indenture, holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to the New Credit Facilities and any other Credit Facility Debt and Capital Markets Debt (each as defined under “Description of Notes—Subsidiary Guarantees”). Accordingly, if the lenders under the New Credit Facilities release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, the New Credit Facilities, or if the New Credit Facilities are terminated in full, the obligations of our subsidiaries to guarantee the notes will immediately terminate, unless our subsidiaries incur or guarantee obligations under any other Credit Facility Debt or Capital Markets Debt. In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the other circumstances set out below in “Description of Notes—Subsidiary Guarantees.” Any such release would result in any debt or other obligations of the applicable subsidiary becoming structurally senior to the notes.

The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries that are not guarantors.

You will not have any claim as a creditor against our subsidiaries that are not guarantors and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries that are not guarantors, the rights of the holders of the notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries that are not guarantors. As of October 5, 2013, our subsidiaries that are not guarantors had no outstanding indebtedness and had other liabilities of approximately $182.4 million (excluding intercompany liabilities), all of which are structurally senior to the notes. In addition, the indenture permits our subsidiaries, including our subsidiaries that are not guarantors, to incur additional indebtedness which could be structurally senior to the notes and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries, including our subsidiaries that are not guarantors. Although we expect that GPII and certain of its subsidiaries will guarantee the New Credit Facilities and, accordingly, be required to guarantee the notes, we cannot assure you that these entities will guarantee the notes and, following the Acquisition, the aggregate amount of liabilities of subsidiaries that are not guarantors may be substantially higher.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the New Credit Facilities and the indenture.

Our failure to remain in compliance with the anticipated covenants in our New Credit Facilities may result in an event of default.

Our New Credit Facilities are anticipated to contain covenants that we believe are customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our New Credit Facilities will depend upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

Our New Credit Facilities are anticipated to contain covenants restricting our ability to, among other things: (1) create, incur or assume additional debt, (2) incur liens or engage in sale-leaseback transactions, (3) make loans and investments (including acquisitions), (4) guarantee obligations, (5) engage in certain mergers and liquidations, (6) change the nature of our business and the business conducted by our subsidiaries, (7) enter into certain hedging transactions and (8) change Advance’s status as a holding company. We will also be required to comply with financial covenants with respect to a maximum leverage ratio and a minimum consolidated coverage ratio.

If we are unable to meet the terms of our financial or other covenants, or if we fail to comply with any of these covenants, a default could occur under the New Credit Facilities. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness, including the notes, and cause our debt to become immediately due and payable. If acceleration occurs, we may not be able to repay our debt and may not be able to borrow sufficient funds to refinance our debt. Even if new financing is offered to us, it may not be on terms acceptable to us.

A downgrade by Standard & Poor’s or Moody’s Investor Service could restrict our access to the capital markets and increase our borrowing costs.

The pricing grid to be used to determine our borrowing rates under our New Credit Facilities will be based on our credit ratings. If these credit ratings decline, our interest expense may increase which may have a material adverse effect on our ability to satisfy our obligations under the notes. In addition, if our credit ratings decline, our access to the capital markets may be restricted. Credit rating agencies evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. On November 19, 2013, Standard & Poor’s Rating Services (“S&P”) published revised criteria for determining issuer credit ratings on corporate and industrial companies and utilities. Certain issuer credit ratings (including our credit ratings) may be affected by the new criteria, which could cause a rating change that may result in a downgrade.

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. Please see the section entitled “Description of Notes—Optional Redemption.”

We may not complete the Acquisition within the time frame set out in the indenture governing the notes or at all.

Our ability to consummate the Acquisition is subject to various closing conditions, many of which are beyond our control and we may not be able to consummate the Acquisition prior to April 15, 2014, the timeframe specified under “Description of Notes—Special Optional Redemption.” If we are not able to consummate the Acquisition on or prior to April 15, 2014, or if the Merger Agreement is terminated at any time on or prior to that date, we will have the option to redeem all of the notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the Special Optional Redemption Date. If we opt to redeem the notes pursuant to the special optional redemption provisions, you may not obtain your expected return on such notes and may not be able to reinvest the proceeds from a special optional redemption in an investment that results in a comparable return.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon a change of control triggering event, as defined under the indenture governing the notes, we are required to offer to repurchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes repurchased, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We may not under these circumstances be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. Please see the section entitled “Description of Notes—Change of Control.”

Advance is a holding company and is dependent on dividends and other distributions from its subsidiaries.

Advance is a holding company with no direct operations. Advance’s principal asset is the equity interest that it holds in its operating subsidiary, Advance Stores Company, Incorporated. As a result, Advance is dependent on dividends and other distributions from its direct and indirect subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on the notes and its other outstanding debt. Advance’s subsidiaries are legally distinct from it and, unless they are guarantors, have no obligation to pay amounts due on the notes or Advance’s other debt or to make funds available to it for such payment. If Advance does not receive cash flow from its subsidiaries, Advance may not be able to satisfy its obligations under its indebtedness, including the notes.

An active trading market for the notes may not develop.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters have no obligation to make a market in the notes and they may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Federal and state statutes may allow courts to void the guarantees, subordinate the guarantees or require noteholders to return payments received from guarantors.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use these laws to subordinate or void the guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee. A court could void or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined that either of the following was true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that such subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constitute unreasonable small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

In addition, any payment by such subsidiary guarantor pursuant to any guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of the creditors of such subsidiary guarantor.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is voided as a result of fraudulent conveyance or held unenforceable for any other reason, the noteholders would cease to have any claim in respect of that guarantee and would not be creditors of that subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions. We intend for any forward-looking statements to be covered by, and we claim the protection under, the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgments, estimates, assumptions and projections. They appear in a number of places throughout this prospectus supplement, including pro forma information and statements regarding the Acquisition. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available. Although we believe that our plans, intentions and expectations as reflected in or suggested by any forward-looking statements are reasonable, we do not guarantee or give assurance that such plans, intentions or expectations will be achieved. Actual results may differ materially from our anticipated results described or implied in our forward-looking statements, and such differences may be due to a variety of factors. Our business could also be affected by additional factors that are presently unknown to us or that we currently believe to be immaterial to our business.

Listed below and discussed elsewhere in further detail in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 29, 2012, which is incorporated herein by reference, are some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from any forward-looking statements made or implied or incorporated by reference into this prospectus supplement. These include, but are not limited to, the following:

•	the risk that the benefits of the Acquisition, including synergies, may not be fully realized or may take longer to realize than expected ;

•	the possibility that the Acquisition may not advance our business strategy;

•	the risk that we may experience difficulty integrating GPII’s employees, business systems and technology;

•	the potential diversion of our management’s attention from our other businesses resulting from the Acquisition;

•	the impact of the Acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers;

•	the ability to close the Acquisition on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions;

•	the risk that regulatory approvals that are required to complete the Acquisition may not be received, may take longer than expected or may impose adverse conditions;

•	the failure to obtain the necessary financing for the Acquisition, including as contemplated by the financing commitment obtained by us at the time of signing the Merger Agreement;

•	a decrease in demand for our products;

•	competitive pricing and other competitive pressures;

•	our ability to implement our business strategy;

•	our ability to expand our business, including the location of available and suitable real estate for new store locations, the integration of any acquired businesses and the continued increase in supply chain capacity and efficiency;

•	our dependence on our suppliers to provide us with products that comply with safety and quality standards;

•	our ability to attract and retain qualified employees, or team members;

•	the potential for fluctuations in the market price of our common stock and the resulting exposure to securities class action litigations;

•	deterioration in general macro-economic conditions, including unemployment, inflation or deflation, consumer debt levels, high fuel and energy costs, higher tax rates or uncertain credit markets;

•	regulatory and legal risks, such as environmental or OSHA risks, including being named as a defendant in administrative investigations or litigation, and the incurrence of legal fees and costs, the payment of fines or the payment of sums to settle litigation cases or administrative investigations or proceedings;

•	a security breach or other cyber security incident;

•	business interruptions due to the occurrence of natural disasters, extended periods of unfavorable weather, computer system malfunction, wars or acts of terrorism;

•	the impact of global climate change or legal and regulatory responses to such change; and

•	other statements that are not of historical fact made in this prospectus supplement and the documents incorporated herein by reference.

We assume no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC and you should not place undue reliance on those statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $447.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund part of the consideration of the Acquisition and to pay associated costs and expenses. Under the terms of the Merger Agreement, we intend to acquire GPII for a transaction value of approximately $2.1 billion with the net proceeds from this offering, the New Credit Facilities, plus cash on hand (and our Bridge Facility if needed).

Prior to the closing of the Acquisition, we intend to invest the net proceeds from this offering in U.S. government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments or demand deposit accounts a portion of which is insured by the Federal Deposit Insurance Corporation. The net proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

If the Acquisition is not consummated, for any reason, and we do not exercise our rights under the special optional redemption to redeem the notes, the net proceeds from this offering will be used for general corporate purposes. Under certain circumstances relating to our failure to receive the proceeds of the financing commitment and upon the termination of the Merger Agreement, we may be required to pay GPII a termination fee of $185 million.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest (expense and capitalized) and an estimate of the portion of rent expense that is representative of the interest factor in these rentals.

Ratio of Earnings to Fixed Charges

In Thousands, Except Ratio Data

	Forty Weeks Ended Q3 2013	2012	2011	2010	2009	2008
Earnings:
Earnings Before Income Taxes	$544,531	$624,074	$633,236	$557,055	$431,655	$380,692
Add: Fixed Charges	147,987	170,426	187,812	177,045	165,557	169,559
Less: Capitalized Interest	(1,549)	(2,064)	(2,191)	(854)	(186)	(2,062)

Adjusted Earnings	$690,969	$792,436	$818,857	$733,246	$597,026	$548,189

Fixed Charges:
Interest Expense(2)	28,181	35,905	33,140	27,715	23,523	35,791
Portion of Rent Estimated to Represent Interest	119,806	134,521	154,672	149,330	142,034	133,768

Total Fixed Charges	$147,987	$170,426	$187,812	$177,045	$165,557	$169,559

Ratio of Earnings to Fixed Charges	4.7	4.6	4.4	4.1	3.6	3.2

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest December 31st. All fiscal years presented are 52 weeks, with the exception of Fiscal 2008 which consisted of 53 weeks.
(2)	Including amortization of debt discount and debt issuance costs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 5, 2013 (1) on an actual basis, (2) on an as adjusted basis giving effect to this offering, (3) on a pro forma basis, as adjusted, after giving effect to this offering and the other Transactions. The table below should be read in conjunction with the “Use of Proceeds,” “Summary Historical and Pro Forma Consolidated Financial and Other Data,” and “Unaudited Pro Forma Condensed Combined Financial Data” sections included elsewhere herein and our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	As of October 5, 2013
(dollars in thousands)	Actual	As Adjusted for this Offering	Pro Forma As Adjusted
Cash and cash equivalents(1)	$567,301	$—	$62,106
Existing Revolving Credit Facility due May 27, 2016	$—	$—	$—
5.75% Senior Unsecured Notes due 2020	299,109	299,109	299,109
4.50% Senior Unsecured Notes due 2022	299,918	299,918	299,918
New Term Loan Facility(2)	—	—	600,000
New Revolving Credit Facility(2)	—	—	550,000
Other debt	6,030	6,030	6,030
Senior Unsecured Notes due 2023 offered hereby	—	450,000	450,000

Total debt	605,057	1,055,057	2,205,057
Total stockholders’ equity	1,467,848	—	1,455,526

Total capitalization	$2,072,905	$1,055,057	$3,660,583

(1)	Pro forma reflects the aggregate principal amount of the notes (net of any original issue discount), as well as underwriting discounts and commissions and estimated offering expenses.
(2)	We expect to draw $600 million on our New Term Loan Facility and $550 million on our New Revolving Credit Facility to pay a portion of the consideration for the Acquisition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 15, 2013, Advance, Merger Sub, GPII, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the GPII shareholders, entered into the Merger Agreement pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into GPII and GPII will become a wholly-owned subsidiary of Advance. The total consideration value is approximately $2.1 billion, consisting of approximately $1.3 billion in cash to GPII’s shareholders, the repayment of GPII’s outstanding debt balance of $697 million and payment of approximately $99 million of make-whole fees and transaction related expenses. These amounts included in the pro forma financial statements are reflective of the Acquisition closing on October 5, 2013. The final Acquisition purchase price ultimately will be determined based on GPII’s actual debt levels as of the closing date, which we estimate to not differ materially from October 5, 2013. The consummation of the Acquisition is subject to closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the absence of a “material adverse effect” with respect to GPII and other conditions set forth in the Merger Agreement. The Merger Agreement also provides for certain termination rights for both Advance and GPII.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Advance and GPII and has been prepared to reflect the proposed Acquisition and related financing transactions. We intend to finance the Acquisition, including the payment of related fees and expenses, with cash on hand, proceeds from one or more senior unsecured notes offerings and new other long-term debt. We have entered into a new $1.05 billion Bridge Facility and plan to enter into a new $1 billion five-year revolving credit facility and a $600 million term loan facility, in each case with JPMorgan Chase Bank, N.A as administrative agent and J.P. Morgan Securities LLC as lead arranger and bookrunner (collectively, “JPM”). We anticipate that the net proceeds from this offering, together with borrowings under the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility. We intend to pay off all of GPII’s existing debt as part of the Acquisition.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2012 and does not intend to project the future financial results of Advance after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what our financial condition would have been had the Acquisition closed on October 5, 2013 or for any future or historical period. The unaudited pro forma condensed consolidated statements of operations and balance sheet do not reflect the transaction costs of the Acquisition, the costs of any integration activities or benefits from the Acquisition and synergies that may be derived.

The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of Advance as of October 5, 2013 and the unaudited consolidated balance sheet of GPII as of September 30, 2013. The interim unaudited pro forma condensed consolidated statement of operations for the forty weeks ended October 5, 2013 combines the unaudited statement of operations of Advance for the forty weeks ended October 5, 2013 and the unaudited statement of operations of GPII for the nine months ended September 30, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 29, 2012 combines the audited statement of operations of Advance for the year ended December 29, 2012 and the audited statement of operations of GPII for the year ended December 31, 2012.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with our financial information incorporated by reference herein, as well as the risk factors set forth in the section entitled “Risk Factors.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 5, 2013

(in thousands)

Assets	AAP Historical	GPII Historical	Pro Forma Adjustments	Notes	Pro Forma
Current assets:
Cash and cash equivalents	$567,301	$16,578	$(521,773)	2	$62,106
Receivables, net	278,977	261,899	—		540,876
Inventories, net	2,463,978	1,329,800	—	2,3(c)	3,793,778
Other current assets	68,435	16,803	—		85,238

Total current assets	3,378,691	1,625,080	(521,773)		4,481,998
Property and equipment, net	1,278,655	211,268	—	2,3(l)	1,489,923
Assets held for sale	2,064	—	—		2,064
Goodwill	199,835	151,154	468,096	2,3(d)	819,085
Intangible assets, net	53,963	74,549	635,451	2,3(e)	763,963
Other assets, net	31,491	12,895	(5,368)	2,3(g)	39,018

Total assets	$4,944,699	$2,074,946	$576,406		$7,596,051

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,030	$99,262	$(54,262)	2,3(a)	$46,030
Accounts payable	2,057,615	660,547	(2,250)	3(k)	2,715,912
Accrued expenses	429,171	123,466	—		552,637
Other current liabilities	148,528	44,111	(48,302)	2,3(h,i,n)	144,337

Total current liabilities	2,636,344	927,386	(104,814)		3,458,916

Long-term debt	604,027	597,429	957,571	2,3(a)	2,159,027

Other long-term liabilities	236,480	176,430	109,672	2,3(f,n)	522,582

Commitments and Contingencies Stockholders’ equity:
Preferred stock	—	5,257	(5,257)	3(j)	—
Common stock	7	42,881	(42,881)	3(j)	7
Additional paid-in capital	524,741	204,285	(204,285)	3(j)	524,741
Treasury stock, at cost	(105,732)	—	—		(105,732)
Accumulated other comprehensive income	4,608	(9,786)	9,786	3(j)	4,608
Retained earnings	1,044,224	131,064	(143,386)	3(j,h,i)	1,031,902

Total stockholders’ equity	1,467,848	373,701	(386,023)		1,455,526

Total liabilities and stockholders’ equity	$4,944,699	$2,074,946	$576,406		$7,596,051

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Forty Week Period Ended

October 5, 2013

(in thousands, except per share data)

	AAP Historical	GPII Historical	Pro Forma Adjustments	Notes	Pro Forma
Net sales	$5,085,001	$2,247,863	$—		$7,332,864
Cost of sales	2,534,632	1,421,069	—		3,955,701

Gross profit	2,550,369	826,794	—		3,377,163
Selling, general and administrative expenses	1,980,895	681,262	27,700	3(e,k,l,m)	2,689,857

Operating income	569,474	145,532	(27,700)		687,306
Other, net:
Interest expense	(26,632)	(50,219)	18,120	3(a,g)	(58,731)
Other income (expense), net	1,689	—	—		1,689

Total other, net	(24,943)	(50,219)	18,120		(57,042)

Income before provision for income taxes	544,531	95,313	(9,580)		630,264
Provision for income taxes	202,040	38,125	(3,736)	3(b)	236,429

Net income	$342,491	$57,188	$(5,844)		$393,835

Basic earnings per share	$4.68				$5.40

Diluted earnings per share	$4.65				$5.36

Average common shares outstanding—basic	72,981				72,981

Average common shares outstanding—diluted	73,463				73,463

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended

December 29, 2012

(in thousands, except per share data)

	AAP Historical	GPII Historical	Pro Forma Adjustments	Notes	Pro Forma
Net sales	$6,205,003	$2,891,867	$—		$9,096,870
Cost of sales	3,106,967	1,815,550	—		4,922,517

Gross profit	3,098,036	1,076,317	—		4,174,353
Selling, general and administrative expenses	2,440,721	914,903	36,550	3(e,l)	3,392,174

Operating income	657,315	161,414	(36,550)		782,179
Other, net:
Interest expense	(33,841)	(95,983)	52,013	3(a,g)	(77,811)
Other income (expense), net	600	—	—		600

Total other, net	(33,241)	(95,983)	52,013		(77,211)

Income before provision for income taxes	624,074	65,431	15,463		704,968
Provision for income taxes	236,404	25,793	6,031	3(b)	268,228

Net income	$387,670	$39,638	$9,432		$436,740

Basic earnings per share	$5.29				$5.98

Diluted earnings per share	$5.22				$5.90

Average common shares outstanding—basic	73,091				73,091

Average common shares outstanding—diluted	74,062				74,062

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of Advance Auto Parts, Inc. and General Parts International, Inc. The unaudited pro forma condensed operations for the forty weeks ended October 5, 2013 and year ended December 29, 2012 assume the Acquisition occurred January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of October 5, 2013 assumes the proposed Acquisition and related financings were completed on that date.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and related financings and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the proposed Acquisition and related financings and are factually supportable and expected to have a continuing impact on Advance.

At this time, Advance has not completed detailed valuation analyses to determine the fair values of GPII’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Advance has not yet completed its due diligence necessary to identify all of the adjustments required to conform GPII’s accounting policies to Advance’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of GPII’s assets and liabilities, including, but not limited to, customer relationships, trademarks and other intangible assets that will give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been completed and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Acquisition.

Certain financial information of GPII as presented in its combined financial statements has been condensed to conform to the historical presentation in Advance’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

2. Transaction Summary

The estimated purchase consideration and preliminary estimate of related excess purchase consideration over book value of net assets acquired are as follows:

Amount
Calculation of consideration:
Cash consideration	$1,309,000
Recognized amounts of identifiable assets acquired and liabilities assumed:
Book value of GPII’s net assets	$373,701
Adjustments to recognize assets and liabilities at Acquisition date fair value:
Intangible assets	635,451
Deferred gain	106,366
Make-whole fees and transaction related expenses	(99,000)
Interest rate swap	6,471
Deferred tax liabilities	(182,085)

Excess of consideration transferred over net amount of assets and liabilities recognized (goodwill)	$468,096

Advance has agreed to acquire GPII for a total consideration value of approximately $2.1 billion, including the repayment of approximately $697 million of GPII debt, through the purchase of all of the outstanding shares of GPII stock.

For purposes of preparing this unaudited pro forma condensed consolidated financial information, Advance has assumed that funding for the Acquisition comes from a combination of the existing available domestic cash of Advance as of the closing of the Acquisition, the net proceeds of this offering and borrowings under our New Credit Facilities in lieu of borrowings under the bridge facility. The following table is an estimate of the total sources and uses of cash as a result of the Acquisition and related financing transactions:

Revolver	$550,000
New term loan	600,000
New senior notes	450,000
Cash and cash equivalents	535,691

Total sources of cash	$2,135,691

Purchase of GPII equity	1,309,000
Retirement of GPII debt	696,691
Make-whole fees	99,000
Advance transaction expenses	31,000

Total uses of cash	$2,135,691

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

A summary of how the sources and uses of cash affect the pro forma cash balance is as follows:

	Amount
Cash provided by the New Credit Facilities and notes	$1,600,000	2,3(a)
Cash consideration to purchase GPII equity	(1,309,000)	2
Repayment of GPII debt	(696,691)	2
Payment of make-whole fees and transaction related expenses	(99,000)	2,3(n)
Payment of AAP transaction expenses not already paid	(28,650)	3(g,h,i,k)
Reversal of historical GPII deferred financing costs	11,568	3(g)

Net use of cash as of October 5, 2013	$(521,773)

See Note 3 for a detailed discussion of the Acquisition adjustments.

3. Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of October 5, 2013. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that are in process.

The unaudited pro forma condensed consolidated statements of operations include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as January 1, 2012. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

a.	Advance is issuing long-term debt to fund a portion of the Acquisition, which includes the repayment of GPII’s outstanding debt balance of approximately $697 million. Debt issued to fund the Acquisition and the calculation of pro forma interest expense for the periods presented is as follows:

	Assumed Interest Rate	Balance Outstanding	Interest Expense	Interest Expense
			Forty weeks ended October 5, 2013	Year ended December 29, 2012
Revolver	1.55%	$550,000	$6,558	$8,525
New term loan	1.75%	600,000	7,264	11,616
New senior notes	5.0%	450,000	17,308	22,500

		$1,600,000	$31,129	$42,641

Less historical interest expense on GPII debt to be repaid			$48,360	$92,218

			$(17,231)	$(49,577)

Historical interest expense of GPII for the nine months ended September 30, 2013 and year ended December 31, 2012 has been eliminated as part of this pro forma adjustment. The assumed interest rates above include the estimated impact of premiums, discounts, and fees, where applicable. The assumed interest rates for new borrowings in the table above reflect management’s current estimates of the interest rates that will be applicable to such borrowings, which are subject to change. The pro forma

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

interest expense calculation assumes a 2.5% quarterly principal payment for the New Term Loan beginning June 30, 2012. A 0.125% increase or decrease in the interest rates on the floating rate revolving credit facility, the term loan, and the new senior notes would increase (decrease) interest expense on a pro forma basis by $1,500 and $2,000 for the forty weeks ended October 5, 2013 and year ended December 29, 2012, respectively. Included in our pro forma adjustment to interest expense is the elimination of historical amortization of deferred financing costs of GPII and the establishment of new amortization of deferred loan costs related to the pro forma debt above. These adjustments are discussed in more detail in footnote (g) below.

b.	Income tax impacts resulting from pro forma adjustments were calculated utilizing the statutory income tax rate of 39% for the forty weeks ended October 5, 2013 and year ended December 29, 2012.

c.	At this time, Advance’s preliminary review of the nature, condition and age of GPII’s inventory indicates the assets’ fair value equals their book value. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of inventories.

d.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the unaudited pro forma condensed consolidated balance sheet reflects the estimated goodwill as a result of the Acquisition, which is $619,250. Subtracted from this gross goodwill amount is GPII’s historical goodwill balance of $151,154 to calculate the amount of the pro forma adjustment required, as shown also in the table in footnote 2 above.

e.	Represents increased amortization on a straight-line basis for the fair value of identified intangible assets with definite lives. The useful lives for each respective intangible asset are commensurate with the time period of the estimated benefit. The increase in amortization expense for GPII intangible assets is based on weighted average useful lives as follows:

	Useful Lives	Fair Value	Forty Weeks Ended October 5, 2013	Year Ended December 29, 2012
Trademarks and tradenames	Indefinite	$320,000	—	—
Customer relationships	12	315,000	$20,192	$26,250
Covenant not-to-compete	5	30,000	4,615	6,000
Above market leases	4.5	45,000	7,692	10,000

		$710,000	$32,500	$42,250

Less historical amortization			$4,469	$5,700

			$28,031	$36,550

The total amount of intangible assets replaces GPII’s historical balance of $74,549. A $10,000 increase or decrease in value allocated to identified intangible assets with definite lives using a weighted average useful lives of ten years would increase or decrease annual amortization by approximately $1,000. Also, the above amounts eliminate GPII’s historical amortization expense.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

f.	Reflects a deferred income tax liability resulting mainly from fair value adjustments for identifiable intangible assets acquired of $247,826. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the identifiable intangible assets acquired at an estimated effective tax rate of approximately 39.0%. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed. The adjustment is net of the reduction of deferred income taxes from eliminating the historical balances of GPII’s intangible assets.

g.	Estimated underwriting and professional fees to be incurred in conjunction with the debt issuances discussed in footnote 3(a), totaling approximately $6,200, were capitalized in other assets and shown as a reduction to cash and cash equivalents. Amortization expense of $969 and $1,329 has been reflected in the pro forma statements of operations for the forty weeks ended October 5, 2013 and year ended December 29, 2012, respectively. This amortization has been calculated under the effective interest method. Historical deferred financing costs of GPI of $11,568 have been eliminated from the pro forma balance sheet as of September 30, 2013. The associated amortization expense of $1,859 and $3,765 for the nine months ended September 30, 2013 and year ended December 31, 2012 have also been eliminated from the pro forma statements of operations.

h.	Cash and cash equivalents were adjusted for estimated Acquisition costs totaling $16,000 and equity was reduced by the net of tax amount of such costs ($9,760). Acquisition costs include legal, consulting, regulatory, filing and other fees directly related to the Acquisition. Tax effect results in adjustment to other assets. These costs are non-recurring and directly related to the transaction and are therefore reflected in pro forma equity.

i.	Reflects fees paid totaling $4,200 ($2,562, net of tax) related to a bridge facility to provide a potential source of funding for the Acquisition and related costs. We anticipate that net proceeds from this offering, together with borrowings under the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility. Therefore, these costs are non-recurring expenses for purposes of the pro forma equity.

j.	Historical equity accounts of GPII were eliminated as a result of the Acquisition. In addition to the elimination of GPII equity, retained earnings were decreased on a pro forma basis by $12,232 which represents the pro forma adjustments for non-recurring expenses discussed in footnotes (h) and (i).

k.	Advance incurred transaction costs of approximately $5,114 during the forty weeks ended October 5, 2013, in connection with the Acquisition. These costs of $3,120, net of tax, have been eliminated from the pro forma results of operations as they do not represent ongoing cost of the combined business. $2,250 of these transaction costs were accrued, but not paid, as of October 5, 2013. These costs have been shown as paid in the pro forma balance sheet as a reduction to cash and accounts payable.

l.	Following the Acquisition, property, plant and equipment is measured at fair value, unless those assets are classified as held-for-sale at the time of the Acquisition. At this time, Advance’s preliminary review of the nature, condition and age of GPII’s property, plant and equipment indicates the assets’ fair value equals their book value. Accordingly, for the purposes of preparing these unaudited pro forma condensed combined financial statements, property, plant and equipment have not been adjusted. The final fair value determination of property, plant and equipment may differ from this preliminary determination. For each $1,000 fair value adjustment to property, plant and equipment, assuming a weighted average useful life of 10 years, annual depreciation expense would change by approximately $100.

m.

GPII recorded amortization of a deferred gain on the sale of fixed assets of approximately $4,783 during the nine months ended September 30, 2013. This income has been eliminated from the pro forma results of operations, net of tax, as a result of adjusting the leases to fair value. The historical

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

deferred gain liability of $106,366 ($6,417 and $99,949 classified as current and long-term other liabilities, respectively) has been eliminated from the pro forma balance sheet.

n.	Advance has assumed the liability and will pay off an estimated $99,000 of make-whole fees in connection with the repayment of GPII debt and transaction related expenses in connection with the Acquisition. These costs have been shown as a reduction of cash and current liabilities subsequent to Advance assuming the liabilities in the purchase accounting.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The New Credit Facilities

In connection with the Acquisition, we entered into a debt commitment letter with the debt financing sources. Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $1.05 billion in financing for the Acquisition, consisting of a 364-day senior unsecured bridge loan facility with a $450 million tranche and a $600 million tranche. If the Bridge Facility is not drawn, we will have to pay a $4.2 million fee. Additionally, we plan to enter into new senior unsecured credit facilities, with substantially the same terms as our existing credit facility, prior to consummation of the Acquisition. The proposed New Credit Facilities are expected to consist of a $600 million term loan (the “New Term Loan Facility”) and a $1.0 billion revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”). We anticipate that net proceeds from this offering, together with borrowing under the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility.

The Existing Credit Facility

We have a $750.0 million unsecured five-year revolving credit facility with our wholly-owned subsidiary, Advance Stores Company, Incorporated (“Advance Stores”), serving as the borrower (the “Existing Revolving Credit Facility”). The Existing Revolving Credit Facility also provides for the issuance of letters of credit with a sub-limit of $300.0 million, and swingline loans in an amount not to exceed $50.0 million. We may request, subject to agreement by one or more lenders, that the total revolving commitment be increased by an amount not exceeding $250.0 million (up to a total commitment of $1 billion) during the term of the Existing Revolving Credit Facility. Voluntary prepayments and voluntary reductions of the revolving balance are permitted in whole or in part, at our option, in minimum principal amounts as specified in the Existing Revolving Credit Facility. The Existing Revolving Credit Facility matures on May 27, 2016.

As of December 29, 2012, we had no borrowings outstanding under our Existing Revolving Credit Facility, and had letters of credit outstanding of $78.8 million, which reduced the availability under the Existing Revolving Credit Facility to $671.2 million. The letters of credit generally have a term of one year or less and primarily serve as collateral for our self-insurance policies.

The interest rate on borrowings under the Existing Revolving Credit Facility is based, at our option, on an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. The current margin is 1.5% per annum for each of the adjusted LIBOR and alternate base rate borrowings. A facility fee is charged on the total amount of the Existing Revolving Credit Facility, payable in arrears. The current facility fee rate is 0.25% per annum. Under the terms of the Existing Revolving Credit Facility the interest rate and facility fee are based on our credit rating.

Our Existing Revolving Credit Facility contains covenants restricting our ability to, among other things: (1) permit the subsidiaries of Advance Stores to create, incur or assume additional debt; (2) incur liens or engage in sale-leaseback transactions; (3) make loans and investments (including acquisitions); (4) guarantee obligations; (5) engage in certain mergers and liquidations; (6) change the nature of our business and the business conducted by our subsidiaries; (7) enter into certain hedging transactions; and (8) change our status as a holding company. We are also required to comply with financial covenants with respect to a maximum leverage ratio and a minimum consolidated coverage ratio. We were in compliance with our covenants in place at December 29, 2012 and December 31, 2011, respectively. Our Existing Revolving Credit Facility also provides for customary events of default, covenant defaults and cross-defaults to other material indebtedness.

Existing Senior Unsecured Notes

Our 5.75% senior unsecured notes were issued in April 2010 at 99.587% of the principal amount of $300 million and are due May 1, 2020 (the “5.75% Senior Unsecured Notes”). The 5.75% Senior Unsecured

Notes bear interest at a rate of 5.75% per year payable semi-annually in arrears on May 1 and November 1 of each year. Our 4.50% senior unsecured notes were issued in January 2012 at 99.968% of the principal amount of $300 million and are due January 15, 2022 (the “4.50% Senior Unsecured Notes,” or collectively with the 5.75% Senior Unsecured Notes, “the Existing Notes”). The 2022 Notes bear interest at a rate of 4.50% per year payable semi-annually in arrears on January 15 and July 15 of each year. We served as the issuer of the Existing Notes with certain of our domestic subsidiaries currently serving as subsidiary guarantors. The terms of the Existing Notes are governed by an indenture and supplemental indentures (collectively the “Indenture”), in each case, among us, certain subsidiary guarantors and Wells Fargo Bank, National Association, as Trustee.

We may redeem some or all of the Existing Notes at any time or from time to time, at the redemption price described in the Indenture. In addition, in the event of a Change of Control Triggering Event (as defined the Indentures), we will be required to offer to repurchase the Existing Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. The Existing Notes are currently fully and unconditionally guaranteed, jointly and severally, on an unsubordinated and unsecured basis by each of the subsidiary guarantors party thereto. We will be permitted to release guarantees without the consent of holders of the Existing Notes under the circumstances described in the Indenture: (i) upon the release of the guarantee of our other debt that resulted in the affected subsidiary becoming a guarantor of this debt; (ii) upon the sale or other disposition of all or substantially all of the stock or assets of the subsidiary guarantor; or (iii) upon our exercise of our legal or covenant defeasance option.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus with respect to the notes.

We are issuing the notes under the indenture, dated as of April 29, 2010 (the “Original Indenture”), among us, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, as supplemented by a sixth supplemental indenture, to be dated the date of issuance of the notes (the “Sixth Supplemental Indenture”), setting forth specific terms of the notes.

We have previously issued series of debt securities under a first supplemental indenture, dated as of April 29, 2010 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of May 27, 2011 (the “Second Supplemental Indenture”) and a third supplemental indenture, dated as of January 17, 2012 (the “Third Supplemental Indenture) and we have added subsidiary guarantors of the debt securities under a fourth supplemental indenture, dated as of December 21, 2012 (the “Fourth Supplemental Indenture”) and a fifth supplemental indenture, dated as of April 19, 2013 (the “Fifth Supplemental Indenture”) (the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture is called the “Indenture”).

The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the words “we,” “us,” “our” and “Advance Auto Parts” refer only to Advance Auto Parts, Inc. and not to any of the subsidiaries of Advance Auto Parts, Inc.

The following summary of certain provisions of the Indenture, the notes and the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including, without limitation, the definitions of certain terms in the Indenture. Copies of the Indenture are available upon request at the address indicated under “Where You Can Find More Information.”

We will issue $450,000,000 aggregate principal amount of notes in this offering. As described under “—Further Issuances of Notes,” under the Indenture we can issue additional notes at later dates. In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the Indenture in the future.

General

The notes will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to as “DTC,” as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office in New York City, will act as our paying agent (the “paying agent”) and security registrar in respect of the notes. The current location of such corporate trust office is 150 East 42nd Street, 40th Floor, New York, New York 10017. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be fully and unconditionally guaranteed on an unsubordinated unsecured basis by each of our subsidiaries that incurs or guarantees obligations under our Credit Facilities or any other Credit Facility Debt or Capital Markets Debt (each as defined under “—Subsidiary Guarantees”).

Principal, Maturity and Interest

The notes will mature on December 1, 2023. We are issuing $450,000,000 aggregate principal amount of notes in this offering. Interest on the notes will accrue at a rate of 4.500% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year commencing on June 1, 2014. We will pay interest to those persons who were holders of record on the May 15 or November 15 immediately preceding each interest payment date. If the Company delivers global notes to the trustee for cancellation on a date that is after the record date and on or before the corresponding interest payment date, then interest shall be paid in accordance with the provisions of DTC. Interest on the notes will accrue from the date of original issuance of the notes or, if interest has already been paid on the notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary Guarantees

Advance Stores Company, Incorporated, our direct subsidiary, is the borrower under our Credit Facilities (as defined below), and we guarantee its obligations thereunder. Certain of the domestic subsidiaries of Advance Stores Company, Incorporated provide or will provide guarantees of our Credit Facilities.

Our obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated unsecured basis by each of our subsidiaries that incurs or guarantees the Credit Facilities or any other Credit Facility Debt or any Capital Markets Debt of Advance Auto Parts or any of its subsidiaries. Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of the applicable subsidiary guarantor that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of the guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

For purposes of the guarantee provisions of the Indenture, the following terms are defined as follows:

“Capital Markets Debt” means any debt for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Credit Facility Debt” means any debt for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Credit Facilities or other agreement providing for revolving credit loans, term loans or other debt entered into between Advance Auto Parts or any subsidiary of Advance Auto Parts and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Credit Facilities” means the Revolving Credit Facility and the Term Facility.

“Existing Notes” means Advance Auto Parts’ 5.75% Senior Unsecured Notes due May 1, 2020 and Advance Auto Parts’ 4.50% Senior Unsecured Notes due January 15, 2022.

“Revolving Credit Facility” means the Credit Agreement dated May 27, 2011, among the Company, Advance Stores Company, Incorporated, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent, as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Subsidiary guarantor” means each subsidiary of Advance Auto Parts that is or becomes a guarantor under the Indenture.

“Term Facility” means the proposed credit agreement contemplated by the commitment letter entered into in connection with the Acquisition, to be among the Company, Advance Stores Company, Incorporated, the lenders referred to therein and J.P. Morgan Chase Bank, N.A., as administrative agent, as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, or any other credit agreement entered into by the Company from time to time.

Under the Indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to the Credit Facilities or any other Credit Facility Debt and Capital Markets Debt of the Company or any subsidiary. Accordingly, if the lenders under the Credit Facilities release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, the Credit Facilities, or if the Credit Facilities are terminated in full, the obligations of our subsidiaries to guarantee the notes will immediately terminate, unless our subsidiaries incur or guarantee obligations under any other Credit Facility Debt or Capital Markets Debt. The Company will give prompt written notice to the trustee of the automatic release of any subsidiary guarantor. If any of our subsidiaries incur or guarantee obligations under any Credit Facility Debt or Capital Markets Debt while the notes are outstanding, then such subsidiaries will be required to guarantee the notes.

In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the Indenture:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to Advance Auto Parts or any affiliate); or

•	upon the sale or disposition of all or substantially all the property of such subsidiary guarantor (other than to any affiliate of the Company other than another Subsidiary Guarantor);

provided, however, that, in each case, after giving effect to such transaction, such subsidiary is no longer liable for any guarantee or other obligations in respect of any Credit Facility Debt or Capital Markets Debt of Advance Auto Parts or any of its subsidiaries.

The subsidiary guarantee of a subsidiary guarantor also will be released if we exercise our legal defeasance or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged as described under “—Discharge of the Indenture.” At our written instruction, the trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

The notes initially will be guaranteed by certain of our domestic subsidiaries. If a subsidiary becomes obligated to guarantee the notes after the initial issue date, then Advance Auto Parts shall cause such subsidiary, within 30 days, to (A) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall fully and unconditionally guarantee all of Advance Auto Parts’ obligations under the notes and the Indenture and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the notes constitutes a valid, binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the notes shall be equal in ranking (“pari passu”) or senior in right of payment with the guarantee or other obligation giving rise to the obligation to guarantee the notes. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Special Optional Redemption

In the event that we do not consummate the acquisition of General Parts International, Inc. (“GPII”) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2013 by and among the Company, Generator Purchase, Inc., GPII and Shareholder Representative Services LLC (the “Acquisition”), on or prior to April 15, 2014, or the merger agreement is terminated at any time prior thereto, then we may redeem all the notes on the Special Optional Redemption Date (as defined below), at our option, at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the Special Optional Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “Special Optional Redemption Date” means the earlier to occur of (1) May 15, 2014, if the proposed merger agreement has not been completed on or prior to April 15, 2014, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason.

We will cause the notice of special optional redemption to be delivered electronically or mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering the redemption to each holder at its registered address. If funds sufficient to pay the special optional redemption price of all notes to be redeemed on the Special Optional Redemption Date are deposited with the paying agent, on or before such Special Optional Redemption Date, and certain other conditions are satisfied, as of such Special Optional Redemption Date, interest will cease to accrue on the notes.

Ranking

The notes will be:

•	unsubordinated unsecured obligations of Advance Auto Parts,

•	effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the notes,

•	pari passu with all our existing and future unsubordinated indebtedness, and

•	senior in right of payment to all our existing and future subordinated indebtedness.

With respect to each subsidiary guarantor, the subsidiary guarantee will be:

•	an unsubordinated unsecured obligation of such subsidiary guarantor,

•	effectively subordinated to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness,

•	structurally subordinated to any indebtedness of any subsidiaries of such subsidiary guarantor that do not guarantee the notes,

•	pari passu with such subsidiary guarantor’s existing and future unsubordinated indebtedness, and

•	senior in right of payment to such subsidiary guarantor’s existing and future subordinated indebtedness.

As of October 5, 2013, after giving effect to (i) this offering and the application of the net proceeds thereof as described under “Use of Proceeds” in this prospectus supplement, our total outstanding consolidated debt, including our subsidiaries but excluding unused commitments, would have been approximately $1,055.1 million and (ii) this offering, the Acquisition and the New Credit Facilities (as defined in this prospectus supplement) and the application of the net proceeds thereof as described under “Use of Proceeds” in this prospectus supplement, our total outstanding consolidated debt, including our subsidiaries but excluding unused commitments, would have been approximately $2,205.1 million.

As of October 5, 2013, after giving effect to (i) this offering and the application of the net proceeds thereof as described under “Use of Proceeds” in this prospectus supplement, our subsidiary guarantors had debt outstanding of approximately $6.0 million, excluding their guarantees of the notes and unused commitments, of which of which no amounts were drawn under our existing credit facilities and (ii) this offering, the Acquisition and the New Credit Facilities and the application of the net proceeds thereof as described under “Use of Proceeds” in this prospectus supplement, our subsidiary guarantors had debt outstanding of approximately $1,156.0 million, excluding their guarantees of the notes and unused commitments, of which $1,150.0 million would have constituted guarantees of our New Credit Facilities.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of Advance Auto Parts and of those subsidiaries that are subsidiary guarantors. In the case of subsidiaries that are not subsidiary guarantors, all of the existing and future liabilities of these subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party, including the Credit Facilities. We may not be able to pay the cash purchase price if a holder requires us to repurchase notes as described below under “—Change of Control.”

As of October 5, 2013, our subsidiaries that are not guarantors had no outstanding indebtedness and had other liabilities of approximately $182.4 million (excluding intercompany liabilities) all of which are structurally senior to the notes. Although we expect that GPII and certain of its subsidiaries will guarantee the New Credit Facilities and, accordingly, be required to guarantee the notes, we cannot assure you that these entities will guarantee the notes and, following the Acquisition, the aggregate amount of liabilities of subsidiaries that are not guarantors may be substantially higher.

Our subsidiaries have other liabilities, including contingent liabilities that may be significant. The Indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries may incur. The amount of this debt could be substantial, and this debt may be debt of our subsidiaries that are not subsidiary guarantors, in which case this debt would be effectively senior in right of payment to the notes.

Further Issuances of Notes

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the previously issued notes, including for voting purposes. In addition, we may from time to time create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time prior to September 1, 2023 (three months prior to the maturity date of the notes), at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the note being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on such note (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points.

The notes may be redeemed in whole at any time or in part from time to time on or after September 1, 2023 (three months prior to the maturity date of the notes), at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by us as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, and any other primary Treasury dealer we select. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, we must substitute another primary Treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail or delivered electronically (in the case of book-entry) at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes of such a redemption shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than one business day prior to the redemption date. Unless we default on payment of the redemption price, as of the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, at least 30 days and not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously redeemed (i) if the notes are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the notes are not so listed, by such method as the trustee deems fair and appropriate in accordance with DTC procedures. Notes of $2,000 principal amount or less will not be redeemed in part.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless we have redeemed the notes as described above under “—Special Optional Redemption” or have exercised our right to redeem the notes as described above under “—Optional Redemption,” the Indenture provides that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we are required to send, electronically or by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Advance Auto Parts and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than Advance Auto Parts or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Advance Auto Parts or any other Voting Stock into which the Voting Stock of Advance Auto Parts is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) Advance Auto Parts consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Advance Auto Parts, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Advance Auto Parts (or any other Voting Stock into which the Voting Stock of Advance Auto Parts is reclassified, consolidated, exchanged or changed) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Advance Auto Parts (or any other Voting Stock into which the Voting Stock of Advance Auto Parts is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of Advance Auto Parts cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of Advance Auto Parts.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the Trigger Period.

If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade, as applicable, by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Continuing Director” means, as of any date of determination, any member of the board of directors of Advance Auto Parts who:

(1) was a member of such board of directors on the date of the Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The change of control feature of the notes may in certain circumstances make it more difficult to consummate or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any property or assets (other than deposit accounts, inventory, accounts receivable or the proceeds thereof), without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.

Limitation on Sale and Leaseback Transactions

The Indenture provides that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any property or assets that has been or is to be sold or transferred by us or such subsidiary to such person, with the intention of taking back a lease of such property or assets (a “Sale and Leaseback Transaction”) unless either:

•	within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such property or assets (as determined in good faith by our board of directors as of any date within 90 days prior to the date of such sale or transfer) to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•	we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such property or assets in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between us and a subsidiary or between subsidiaries, provided that the lessor is us or a wholly owned subsidiary, or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject property or assets.

Merger, Consolidation or Sale of Assets

The Indenture provides that we shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned subsidiary into Advance Auto Parts) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our property in any one transaction or series of related transactions unless:

(1) Advance Auto Parts shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than Advance Auto Parts) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the U.S., any State thereof or the District of Columbia,

(2) the Surviving Person (if other than Advance Auto Parts) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by Advance Auto Parts,

(3) immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing, and

(4) Advance Auto Parts shall deliver, or cause to be delivered, to the trustee, an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of Advance Auto Parts, which property, if held by Advance Auto Parts instead of such subsidiaries, would constitute all or substantially all the property of Advance Auto Parts on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of Advance Auto Parts.

The Indenture provides that, unless the subsidiary guarantee of the applicable subsidiary guarantor is permitted to be released in connection with such transaction as described above under “—Subsidiary

Guarantees,” such subsidiary guarantor shall not merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(1) such subsidiary guarantor shall be the surviving person (the “Surviving Guarantor”) or the Surviving Guarantor (if other than such subsidiary guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, limited partnership or limited liability company organized and existing under the laws of the U.S., any State thereof or the District of Columbia,

(2) the Surviving Guarantor (if other than such subsidiary guarantor) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Guarantor, such subsidiary guarantor’s guarantee of the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by such subsidiary guarantor,

(3) immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing, and

(4) Advance Auto Parts shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Certain Definitions

The following terms used in “—Covenants” are defined as follows. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding the sum of any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower and, without duplication, any current installments thereof payable within such twelve month period) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property or assets.

“Permitted Liens” means:

(1) Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2) statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(3) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4) Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5) Liens securing indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6) Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8) encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions, (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing debt that do not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(9) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

(10) Liens on property or assets at the time such property or assets is acquired by us or any of our subsidiaries;

(11) Liens on property or assets of any person at the time such person becomes one of our subsidiaries;

(12) Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13) Liens existing on the date of the Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(14) Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property or assets, whether directly or indirectly, by way of share disposition or otherwise;

(15) Liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

(16) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(17) Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures;

(18) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(19) Liens arising from financing statement filings regarding operating leases;

(20) Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(21) Liens securing the financing of insurance premiums payable on insurance policies; provided, that, such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(22) Liens securing cash management obligations (that do not constitute indebtedness) in the ordinary course of business;

(23) Liens on any property or assets of our foreign subsidiaries securing debt of such subsidiaries (but not debt of the Company or any domestic subsidiaries);

(24) Liens securing indebtedness in an aggregate principal amount at any time outstanding not exceeding $250.0 million in respect of any arrangement under which the Company or any subsidiary transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers; and

(25) other Liens on our property or assets and the property or assets of our subsidiaries securing debt in an aggregate principal amount (together with the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions entered into in reliance on this clause) not to exceed, as of any date of incurrence of such debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $375.0 million and (2) 15% of our Consolidated Net Tangible Assets.

“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the notes).

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) a default in payment of the principal amount or redemption price with respect to any note when such amount becomes due and payable,

(2) our failure to pay interest on any note within 30 days of when such amount becomes due and payable,

(3) our failure to comply with any of our covenants or agreements in the Indenture or the notes (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below,

(4) a default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount greater than $25.0 million at any time that any Existing Notes remain outstanding, or $75.0 million at any time that no Existing Notes remain outstanding, or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding (the “cross acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization affecting us, any subsidiary guarantor or any subsidiary that would be a significant subsidiary of Advance Auto Parts within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (a “Significant Subsidiary”) (the “bankruptcy provisions”), and

(6) except as permitted by the Indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us or any subsidiary guarantor) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us or any subsidiary guarantor shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(1) such holder has previously given to the trustee written notice of a continuing event of default,

(2) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered indemnity or security to the trustee reasonably satisfactory to it to institute such proceeding as trustee, and

(3) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

The Indenture provides that if a default with respect to the notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as it in good faith determines that withholding notice is in the interest of the holders of the notes.

The Indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a written statement of an officer regarding compliance with the Indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying its status and what actions we are taking or propose to take with respect thereto.

Modification and Waiver

Modifications and amendments of the Indenture as it relates to the notes may be made by us, the subsidiary guarantors and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment.

No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	reduce the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver,

•	reduce the rate of or extend the time of payment for interest on any note,

•	reduce the principal amount or extend the stated maturity of any note,

•	reduce the redemption price of any note or add redemption provisions to any note,

•	make any note payable in money other than that stated in the Indenture or the note,

•	other than in accordance with the provisions of the Indenture, eliminate any existing subsidiary guarantee of the notes,

•	impair the right to receive, and to institute suit for the enforcement of, any payment with respect to the notes, or

•	make any change to the amendment and waiver provisions of the notes.

Without the consent of any holder, we, the subsidiary guarantors and the trustee may amend the Indenture to, among other things, cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our or any subsidiary guarantor’s obligations under the Indenture as permitted thereunder, to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture, to add guarantees with respect to the notes or to make any other change that does not adversely affect the rights of any holder in any material respect.

The holders of at least a majority in principal amount of the outstanding notes affected may waive compliance by us with certain restrictive provisions of the Indenture. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the Indenture, except a default in the payment of principal or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance

We may terminate at any time all our obligations with respect to the notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We may also terminate at any time our obligations with respect to the notes under the covenants described under “—Change of Control,” “—Certain Covenants” and “—SEC Reports,” and the operation of the cross acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries and subsidiary guarantors, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clause (3) (with respect to the covenants described under “—Change of Control,” “—Certain Covenants” or “—SEC Reports”). If we exercise our legal defeasance option or our covenant defeasance option, each subsidiary guarantor will be released from its obligations with respect to its subsidiary guarantee.

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

(1) we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the notes to maturity,

(2) we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity,

(3) 123 days pass after the deposit is made and during the 123-day period no default described in clause (5) under “—Events of Default” occurs with respect to Advance Auto Parts or any other person making such deposit which is continuing at the end of the period,

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than, if applicable, a default or event of default with respect to the notes resulting from the borrowing of funds to be applied to such deposits),

(5) such deposit does not constitute a default under any other agreement or instrument binding us,

(6) we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940, as amended,

(7) in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

(a)	we have received from the IRS a ruling, or

(b)	since the date of the Indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,

(8) in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(9) we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case we pay all other sums related to the notes payable under the Indenture by us, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the Indenture with respect to the notes on our demand accompanied by an officers’ certificate and an opinion of counsel.

Regarding the Trustee

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The Indenture, the notes and the subsidiary guarantees will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we will not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Book-Entry, Delivery and Form

Certain Book-Entry Procedures For the Global Notes

The notes will be initially issued in the form of one or more global notes in fully registered, book-entry form, which we refer to as “global notes.” Each global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or its nominee.

All interests in the global notes will be subject to the operations and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream and their respective book-entry systems from sources that we believe are reliable, but neither we, the trustee nor the underwriters take any responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds securities for its participants (“DTC Participants”), and to facilitate the clearance and settlement of securities transactions in deposited securities among DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities such as Clearstream, Euroclear, banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a direct DTC Participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC Participants or Indirect Participants in DTC.

Clearstream

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depositary for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures

We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of direct DTC Participants designated by the underwriters with an interest in that global note; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of DTC Participants) and by DTC Participants and Indirect Participants (with respect to the interests of Persons other than DTC Participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of DTC Participants, who in turn act on behalf of persons who hold interests through such DTC Participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC Participant or an Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to nor payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global notes or ceases to be a clearing agency or if we so elect (subject to DTC’s procedures) or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes that it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the DTC Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC Participants and Indirect Participants and not of DTC.

Secondary market trading between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Secondary market trading between Euroclear Participants or Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the persons holding directly or indirectly through DTC, on the one hand, and persons holding directly or indirectly through Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company shall pay principal and interest on any note in definitive registered form (without a coupon) by check mailed to the address of the Person entitled thereto as it appears in the note register (or upon written notice from such person given at least 15 days before the payment date, by wire transfer in immediately available funds if such Person is entitled to interest on an aggregate principal amount of notes in excess of $2.0 million).

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

None of Advance Auto Parts, any subsidiary guarantor, underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Calculations in respect of the Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

IRS Circular 230 Disclosure: ANY TAX STATEMENT HEREIN REGARDING ANY UNITED STATES FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes by holders acquiring the notes pursuant to this offering. This summary assumes that the notes are held as capital assets and the holders purchase the notes for cash upon their initial issuance at their initial offering price. It is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the notes.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service, or the IRS, or any opinion of counsel with respect to the tax consequences described below, and there can be no assurance that the IRS will not take a position inconsistent with the tax consequences described below or that any such position taken by the IRS would not be sustained.

This summary does not address tax considerations arising under federal non-income tax laws, under the laws of any foreign, state or local jurisdiction, or under any applicable tax treaty. In addition, this summary does not address all tax considerations that may be applicable to a holder in light of that holder’s particular circumstances or that may be applicable to holders that are subject to special tax rules, including, without limitation:

•	non-United States persons or entities, except to the extent specifically set forth below;

•	regulated investment companies, real estate investment trusts, and real estate mortgage investment conduits;

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers in securities, currencies or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons subject to taxation as U.S. expatriates;

•	persons that will hold the notes as a position in a hedging transaction, wash sale, constructive sale, straddle, conversion transaction or other risk reduction transaction or synthetic security;

•	governments or agencies or instrumentalities thereof; or

•	S corporations, partnerships or other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes and beneficial owners of, or investors in, such entities.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold notes (and partners in such partnerships) should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes by such partnerships.

This summary of the material U.S. federal income tax considerations is for general information only and is not tax advice. Prospective investors in the notes are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift or other non-income tax laws or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences to a U.S. Holder of the purchase, ownership and disposition of the notes. “U.S. Holder” means a beneficial owner of a note that acquires the note in this offering and is:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

Subject to the discussion below, stated interest on the notes will be taxable as ordinary income when received or accrued by U.S. Holders in accordance with their method of accounting. Generally, interest on the notes will constitute “investment income” for purposes of the limitations on the deductibility of investment interest expense provided under the Code.

Original Issue Discount

We expect, and this discussion assumes, that any original issue discount, or OID, on the notes (i.e., any excess of the stated redemption price at maturity of the notes over their issue price) will be less than a de minimis amount specified by the Code equal to 1/4 of 1% of the notes’ stated redemption price at maturity multiplied by the number of complete years from their issue date to their maturity. Under those circumstances, the notes will be treated as issued without OID. Accordingly, a U.S. Holder will not be required to accrue and include in gross income any OID with respect to the notes unless that U.S. Holder timely makes an election to accrue all interest on the notes, including stated interest and de minimis OID, as OID, based on a constant yield method. The election to accrue interest on a constant yield method with respect to a note is to be made for the taxable year in which the U.S. Holder acquires the note and such election cannot be revoked without the consent of the IRS. Each U.S. Holder should consult its own tax advisor about this election. The remainder of this discussion assumes that a U.S. Holder will not make this election. Under those circumstances, any de minimis OID amounts generally will be included in gross income when principal payments are received. Such de minimis OID amounts generally will be treated as capital gain.

Under certain circumstances (see “Description of Notes—Change of Control”), we may repurchase the notes, in whole or in part. According to Treasury Regulations, the possibility that any such repurchase will occur will not affect the amount of interest income or OID a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that any such repurchase will occur. We believe that the likelihood that we will repurchase the notes under such circumstances is remote. Therefore, we do not intend to take such a repurchase into account in determining the yield to maturity of the notes or the obligation of a U.S. Holder to accrue OID on the notes.

Our determination that there is only a remote likelihood that we will repurchase the notes under such circumstances is binding on a U.S. Holder unless the U.S. Holder explicitly discloses on the U.S. Holder’s federal income tax return for the year during which the U.S. Holder acquires the notes that the U.S. Holder is taking a different position. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue OID on its notes in excess of stated interest generally using a constant yield accrual method, regardless of the U.S. Holder’s regular method of accounting, and the U.S. Holder might be required to treat certain income realized on the taxable disposition of a note as ordinary income rather than capital gain. In the event we repurchase notes held by a U.S. Holder, that repurchase would affect the timing and could affect the amount of the income recognized by the U.S. Holder.

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (x) the amount of cash and the fair market value of any property other than cash received by the U.S. Holder on such disposition (except to the extent such cash or property is attributable to accrued stated interest, which will be treated as such), and (y) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder decreased by the amount of any principal payments on the note received by the U.S. Holder.

Gain or loss recognized on the taxable disposition of a note generally will be capital gain or loss and any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of such disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. Holder that is an individual with adjusted gross income that exceeds a threshold amount ($250,000 if married filing jointly or if considered a “surviving spouse” for federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). This 3.8% tax will also apply to all or some portion of the undistributed net investment income of certain U.S. Holders that are estates and trusts. For these purposes, interest on the notes and gain from the taxable disposition of the notes will generally be taken into account in computing such a U.S. Holder’s net investment income.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to a U.S. Holder with respect to certain payments of principal and interest on, and the proceeds of certain sales, exchanges, repurchases or redemptions of, notes unless the U.S. Holder is an exempt recipient, such as a corporation. A backup withholding tax (currently imposed at a rate of 28%) may apply to such payments to a U.S. Holder if the U.S. Holder fails to provide the U.S. Holder’s taxpayer identification number or other certifications, the U.S. Holder has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding, or the U.S. Holder otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from a U.S. Holder under the backup withholding rules may be refunded to the U.S. Holder or credited against the U.S. Holder’s federal income tax liability, if any, if the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to a Non-U.S. Holder of the purchase, ownership and disposition of the notes. “Non-U.S. Holder” means a beneficial owner of a note that acquires the note in this offering and is not a U.S. Holder (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes). This discussion does not address special rules that may apply to certain non-U.S. Holders, including controlled foreign corporations and passive foreign investment companies.

Payments of Interest

Subject to the discussions below concerning the FATCA legislation and backup withholding, a Non-U.S. Holder that is not engaged in a trade or business in the United States to which interest on a note is attributable generally will not be subject to U.S. federal income or withholding tax on interest on a note under the “portfolio interest exception”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a note is in respect of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (i) the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN), or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on behalf of the Non-U.S. Holder and certifies, under penalties of perjury, that it has received an IRS Form W-8BEN for the Non-U.S. Holder and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships also must satisfy the certification requirements of applicable Treasury Regulations.

If the requirements described above are not satisfied with respect to notes held by a Non-U.S. Holder, payments of interest on the notes will be subject to a 30% U.S. federal withholding tax on the gross amount of the payment, unless the Non-U.S. Holder provides us or our paying agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding tax under an applicable tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if it were a U.S. Holder, except as otherwise provided by an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation, any interest on the notes received by the Non-U.S. Holder that is treated as effectively connected with the conduct of a trade or business in the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below concerning the FATCA legislation and backup withholding, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than gain attributable to accrued interest, which will be treated as such) generally will not be subject to U.S. federal income or withholding tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Gain described in the first bullet point above that is recognized by a Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as if it were recognized by a U.S. Holder, and, in addition, in the case of a corporate Non-U.S. Holder, an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply. Gain described in the second bullet point above that is recognized by a Non-U.S. Holder will (unless an applicable income tax treaty otherwise provides) be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses.

FATCA Legislation

Subject to certain limitations, legislation enacted in 2010, known as the “FATCA legislation,” generally imposes a withholding tax of 30% on interest income on a debt obligation and on the gross proceeds of a disposition of a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity.

Under applicable Treasury regulations and administrative guidance, this withholding tax will not apply (i) to interest income on a debt obligation that is paid on or before June 30, 2014 or (ii) to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2016. Under applicable Treasury regulations and administrative guidance, this new withholding tax generally does not apply to a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) on or after such date. We anticipate that this legislation will not apply to our notes, unless the terms of our notes were to be significantly modified (within the meaning of applicable Treasury regulations) on or after July 1, 2014. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our notes.

Information Reporting and Backup Withholding

The amount of interest paid for the account of a non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. Holder is resident. Provided that a non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the non-U.S. Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a United States person.

Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

If the proceeds are paid to or through the U.S. office of a broker, a non-U.S. Holder generally will be subject to backup withholding tax and information reporting unless the non-U.S. Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and does not have certain specified U.S. connections, a non-U.S. Holder will not be subject to backup withholding tax or information reporting.

If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or that has certain specified United States connections, a non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-U.S. Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non- United States Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters, for which J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives. Subject to the terms and conditions in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$103,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	103,500,000
SunTrust Robinson Humphrey, Inc.	63,000,000
Wells Fargo Securities, LLC	63,000,000
HSBC Securities (USA) Inc.	40,500,000
U.S. Bancorp Investments, Inc.	40,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	9,000,000
Deutsche Bank Securities Inc.	9,000,000
PNC Capital Markets LLC	9,000,000
TD Securities (USA) LLC	9,000,000

Total	$450,000,000

The several underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may allow, to other dealers a discount not in excess of 0.250% of the principal amount of the notes. After the initial public offering, the public offering price and other selling terms may be changed.

Paid by us
Per note	0.650%
Total	$2,925,000

The expenses of the offering, not including the underwriting discount, are estimated at $554,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the foregoing provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The underwriters may not communicate or cause to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Relationships

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us, to GPII and to our affiliates or GPII’s affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses. J.P. Morgan Securities LLC is advising the Company and Wells Fargo Securities, LLC is advising GPII, in each case, in connection with the Acquisition. Further, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are joint lead arrangers and joint bookrunners under our existing credit agreement. An affiliate of J.P. Morgan Securities LLC is the administrative agent under our existing credit agreement. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the syndication agent under our existing credit agreement. J.P. Morgan Securities LLC and its affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC have agreed to act as debt financing sources under the debt commitment letter entered into in connection with the Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of us, GPII or our or its respective affiliates. If the underwriters or their affiliates have a lending relationship with us or GPII, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or GPII consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters relating to the offering of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters relating to Massachusetts and Virginia law relating to the offering of the notes will be passed upon by Williams Mullen. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedules of Advance Auto Parts, Inc., incorporated in this prospectus supplement by reference from Advance Auto Parts, Inc.’s Annual Report on Form 10-K for the year ended December 29, 2012, and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of General Parts International, Inc. incorporated in this prospectus supplement by reference from Advance Auto Parts, Inc.’s Current Report on Form 8-K filed with the SEC on November 25, 2013 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The carve-out combined financial statements of B.W.P. Distributors, Inc., incorporated in this prospectus supplement by reference from Advance Auto Parts, Inc.’s Current Report on Form 8-K filed with the SEC on April 19, 2013 have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information can be read and copied at: SEC Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s Web site at http://www.sec.gov.

We make available, free of charge on our web site, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our web site at www.AdvanceAutoParts.com. We also make available, free of charge on our web site, the charters of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee, as well as the Code of Ethics and Business Conduct, Whistleblower Procedures, Code of Ethics for Finance Professionals and Guidelines on Significant Governance Issues. These documents are posted on our web site at www.AdvanceAutoParts.com. Select the “Investor Relations” link and then the “Corporate Governance” link.

Copies of any of the above-referenced documents will also be made available, free of charge, upon written request to: Investor Relations Department, P.O. Box 2710, Roanoke, Virginia 24001.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus supplement information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus supplement and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the notes that are part of this offering have been sold. The documents we have incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on February 25, 2013;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended April 20, 2013, July 13, 2013 and October 5, 2013 filed with the SEC on May 28, 2013, August 19, 2013 and November 12, 2013, respectively;

•	Current Reports on Form 8-K filed with the SEC on December 31, 2012, February 8, 2013, March 7, 2013, April 4, 2013, April 19, 2013, April 30, 2013, May 29, 2013, June 6, 2013, June 13, 2013, October 16, 2013, and November 25, 2013; and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2013.

Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus supplement or the related registration statement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be directed to Investor Relations Department, P.O. Box 2710, Roanoke, Virginia 24001, Tel: (540) 362-4911.

Advance Auto Parts, Inc.

Prospectus

Debt Securities

We may offer from time to time debt securities which may or may not be guaranteed by one or more of our U.S. subsidiaries.

We will provide specific terms of any offering, including the price to the public of the securities, in supplements to this prospectus. These securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any applicable prospectus supplement and free writing prospectus carefully before you invest in our securities.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Our common stock is listed on the New York Stock Exchange under the symbol “AAP.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. See “Risk Factors” on page 5 of this prospectus, the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2013

In this prospectus, “Advance,” “we,” “us,” “our,” and similar terms refer to Advance Auto Parts, Inc.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operation and prospects may have changed since those dates.

About this prospectus

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may from time to time, offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules or regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time securities are offered, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement will contain more specific information about the offering. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of certain documents by reference.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Special note regarding forward-looking statements

Certain statements in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions. We intend for any forward-looking statements to be covered by, and we claim the protection under, the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgments, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available. Although we believe that our plans, intentions and expectations as reflected in or suggested by any forward-looking statements are reasonable, we do not guarantee or give assurance that such plans, intentions or expectations will be achieved. Actual results may differ materially from our anticipated results described or implied in our forward-looking statements, and such differences may be due to a variety of factors. Our business could also be affected by additional factors that are presently unknown to us or that we currently believe to be immaterial to our business.

Listed below are some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from any forward-looking statements made or implied in this prospectus. These include, but are not limited to, the following:

•	a decrease in demand for our products;

•	competitive pricing and other competitive pressures;

•	our ability to implement our business strategy;

•	our ability to expand our business, including the location of available and suitable real estate for new store locations, the integration of any acquired businesses and the continued increase in supply chain capacity and efficiency;

•	our dependence on our suppliers to provide us with products that comply with safety and quality standards;

•	our ability to attract and retain qualified employees, or team members;

•	the potential for fluctuations in the market price of our common stock and the resulting exposure to securities class action litigations;

•	deterioration in general macro-economic conditions, including unemployment, inflation or deflation, consumer debt levels, high fuel and energy costs, higher tax rates or uncertain credit markets;

•	regulatory and legal risks, such as environmental or OSHA risks, including being named as a defendant in administrative investigations or litigation, and the incurrence of legal fees and costs, the payment of fines or the payment of sums to settle litigation cases or administrative investigations or proceedings;

•	a security breach or other cyber security incident;

•	business interruptions due to the occurrence of natural disasters, extended periods of unfavorable weather, computer system malfunction, wars or acts of terrorism;

•	the impact of global climate change or legal and regulatory responses to such change; and

•	other statements that are not of historical fact made in this prospectus and the documents incorporated herein by reference.

We assume no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC and you should not place undue reliance on those statements.

Our company

We are a leading specialty retailer of automotive aftermarket parts, accessories, batteries and maintenance items primarily operating within the United States. Our stores carry an extensive product line for cars, vans, sport utility vehicles and light trucks. We serve both “do-it-yourself,” or DIY, and “do-it-for-me,” or Commercial, customers. Our Commercial customers consist primarily of delivery customers for whom we deliver product from our store locations to our Commercial customers’ places of business, including independent garages, service stations and auto dealers.

We were founded in 1929 as Advance Stores Company, Incorporated and operated as a retailer of general merchandise until the 1980s. During the 1980s, we sharpened our focus to target sales of automotive parts and accessories to DIY customers. From the 1980s to the present, we have grown significantly as a result of comparable store sales growth, new store openings and strategic acquisitions. We began our Commercial delivery program in 1996 and have significantly increased our sales to Commercial customers since 2000. At December 29, 2012, the end of our 2012 fiscal year, or Fiscal 2012, we operated 3,794 total stores.

We are a Delaware corporation and the address of our principal executive offices is 5008 Airport Road, Roanoke, Virginia 24012. Our telephone number is (540) 362-4911 and our website is www.AdvanceAutoParts.com. Please note that any references to www.AdvanceAutoParts.com in the registration statement and this prospectus are inactive textual references only and that the information contained in our website is not incorporated by reference into the registration statement or this prospectus.

Risk factors

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed in our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. See “Incorporation of certain documents by reference” and “Special note regarding forward-looking statements.”

Ratio of earnings to fixed charges

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest (expense and capitalized) and an estimate of the portion of rent expense that is representative of the interest factor in these rentals.

	Forty Weeks Ended		Fiscal year(1)
	October 5,	October 6,
	2013	2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	4.7	5.0	4.6	4.4	4.1	3.6	3.2

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest December 31st. All fiscal years presented are 52 weeks, with the exception of Fiscal 2008 which consisted of 53 weeks.

Use of proceeds

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we intend to use the net proceeds from any sale of securities that may be offered hereby for general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities under this prospectus.

Description of debt securities and guarantees

We may issue an unlimited amount of debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, if any information contained in a prospectus supplement contradicts the information below, you should rely on information in the prospectus supplement.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee of holders of the debt securities on behalf of the holders of the debt securities. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described later under the caption “Events of default.” Second, the trustee performs certain administrative duties for us.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indenture, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our U.S. subsidiaries, each of which we refer to in this section as a guarantor. Unless otherwise specified in a prospectus supplement the debt securities will be direct unsecured obligations of Advance.

Because this section is a summary, it does not describe every aspect of the debt securities, the indenture, and any guarantee of any debt securities. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture as an exhibit to the registration statement that we have filed with the SEC. See “Where you can find more information,” below, for information on how to obtain a copy of the indenture.

General

Each series of debt securities, unless specified otherwise in the prospectus supplement, will be unsecured obligations of Advance. Any senior unsecured debt securities that we issue will rank equally with all other unsecured and unsubordinated indebtedness of us. Any subordinated debt securities that we issue will be expressly subordinated in right of payment to the prior payment in full of our senior indebtedness. In addition, unless otherwise specified in the applicable prospectus supplement, the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

Any debt securities proposed to be sold under this prospectus and the attached prospectus supplement and any debt securities issuable upon conversion or exchange of other offered debt securities, as well as other unsecured debt securities, may be issued under the indenture in one or more series.

You should read the prospectus supplement for the terms of the offered debt securities, including the following:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities of Advance;

•	the total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series;

•	the price or prices at which Advance will offer the debt securities;

•	if not the entire principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

•	the date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

•	any optional or mandatory redemption provisions and the price or prices at which, and terms and conditions upon which, the debt securities may or must be redeemed;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	if other than U.S. dollars, the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index or formula or other method and how these amounts will be determined;

•	any trustee, authenticating agent, paying agent, transfer agent, service agent or registrar;

•	if the denominations in which the offered debt securities will be issued are other than denominations of $1,000 or any integral multiple of $1,000;

•	the applicability of defeasance provisions of the indenture and any provisions in modification of, in addition to, or in lieu of, any of these provisions;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any changes or additions to the events of default or covenants contained in the indenture;

•	the terms of any guarantees by any of our subsidiaries;

•	subordination provisions, if any, that will apply, to the extent different from those set forth below;

•	the form of note or other instrument representing the debt if not issued in book entry form; and

•	any other terms of the debt securities.

Covenants

The indenture or any supplemental indenture with respect to any particular series of debt securities may contain covenants including, without limitation, covenants restricting or limiting:

•	the incurrence of additional debt, including guarantees, by us and our subsidiaries;

•	sale-leaseback transactions;

•	a change of control;

•	the incurrence of liens; and

•	mergers and consolidations involving us and our subsidiaries.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities, subject to the maximum offering amount under this prospectus.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. The indenture also provides that there may be more than one trustee thereunder, with respect to one or more different series of indenture securities. See “—Resignation of trustee,” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Methods of calculating and paying interest on our debt securities

Each series of our debt securities will bear interest at a fixed or variable rate per annum shown on the front cover of the prospectus supplement under which that series is issued.

Provisions relating only to the senior debt securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. The senior debt securities will be effectively subordinated to all of our secured debt and to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guarantee the debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions relating only to the subordinated debt securities

The subordinated debt securities will rank junior in right of payment to all of our senior indebtedness. Senior indebtedness will be defined to include all notes or other evidences of debt not expressed to be subordinate or junior in right of payment to any of our other debt. The unsubordinated debt will be structurally subordinated to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guarantee the debt.

If the offered securities are subordinated debt securities, the supplemental indenture may provide that no cash payment of principal, interest and any premium on the subordinated debt securities may be made, and no subordinated debt securities may be redeemed or retired:

•	if we fail to pay when due any amounts on any senior indebtedness;

•	if our property is, or we are, involved in any voluntary or involuntary liquidation or bankruptcy; and

•	in other instances specified in the supplemental indenture.

Events of default

Unless otherwise specified in the applicable prospectus supplement, the following will be events of default with respect to any series of debt securities or guarantees:

•	default for 30 days in the payment when due of interest on the debt securities;

•	default in payment when due of the principal of or redemption price on the debt securities;

•	default in the performance of or breach of various covenants after applicable notice and/or grace periods;

•	a default on other indebtedness, under certain circumstances;

•	various events of bankruptcy or insolvency with respect to us; and

•	if applicable, a subsidiary guarantee is found to be invalid or unenforceable, or is denied or disaffirmed.

The applicable prospectus supplement will describe any additional events of default.

If an event of default occurs with respect to debt securities of a series then outstanding and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding, by a notice in writing to Advance (and to the trustee if given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of, premium, if any, and accrued interest on all of the debt securities of that series to be due and payable immediately, and the same (or specified portion thereof) shall become immediately due and payable. No such notice would be required for an event of default that is a bankruptcy or insolvency event. A declaration of default under the indenture or under other payment obligations could give rise to cross-defaults and acceleration with respect to the debt securities or such other payment obligations.

At any time after a declaration of acceleration with respect to debt securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) then outstanding, by written notice to Advance and the trustee, may rescind such declaration and its consequences under the circumstances specified in the applicable indenture.

The indenture may provide that no such rescission shall affect any subsequent default or impair any right consequent thereon.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of any debt security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of not less than 25% in principal amount of the debt securities of that series then outstanding shall have made written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority or more in principal amount of the debt securities of that series then outstanding.

However, no holder of a debt security has the right under the indenture to affect, disturb or prejudice the rights of any other holders of debt securities of the same series, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner as may be provided in the indenture and for the equal and ratable benefit of all holders of debt securities of the same series.

Every year we will be required to deliver to the trustee a certificate as to our performance of our obligations under the indenture and as to any defaults.

Modification and waiver

The indenture will provide that Advance and the trustee may amend or supplement the indenture or the debt securities without notice to or the consent of any holder for clarification, corrections, and legal compliance purposes, including as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•	to make any change that does not adversely affect the interests thereunder of any holder in any material respect;

•	to qualify the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to provide for the assumption by a successor of our or any our subsidiary guarantor’s obligations under the indenture as permitted thereunder;

•	to add guarantors with respect to the notes;

•	to add to Advance’s covenants;

•	to add any additional events of default;

•	to secure the debt securities;

•	to establish the form or terms of debt securities; and

•	to evidence the appointment of a successor trustee under the indenture.

The indenture will provide that Advance and the trustee may make modifications and amendments to the indenture, and waive past defaults, with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debt securities in a series; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the rate of or extend the time of payment for interest on any debt security;

•	reduce the principal amount or extend the stated maturity of any debt security;

•	reduce the redemption price of any debt security or add redemption provisions to any debt security;

•	make any debt security payable in money other than that stated in the indenture or the debt security;

•	impair the right to receive, and to institute suit for the enforcement of, any payment of any debt security;

•	other than in accordance with the terms of the indenture, eliminate any existing subsidiary guarantee of any debt security;

•	reduce the stated percentage of outstanding debt securities the consent of whose holders is necessary to modify, supplement or amend the indenture or waive a past default; or

•	make any change to the amendment and waiver provisions of the debt security.

The applicable prospectus supplement may describe other provisions with respect to amendments or supplements to the indenture in respect of one or more series of notes.

Governing law

Any issued debt securities and the indenture will be governed by the laws of the state of New York without regard to conflicts of laws principles thereof.

Concerning the trustee

The indenture will provide that, except during the continuance of an event of default, the trustee will perform such duties as are specifically set forth in such indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

The indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of any issued series of debt securities and the provisions of the indenture or will be released from our obligations to comply with covenants relating to those debt securities as described above or in the applicable prospectus supplement (which may include obligations concerning subordination of our subordinated debt securities), if, among other things:

•	we have irrevocably deposited with the trustee, in trust, money and/or U.S. Government obligations that through the payment of interest and principal in respect of those monies and/or U.S. Government obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the series of debt securities on the stated maturity of such payments and any applicable sinking fund or analogous payments in accordance with the terms of the indenture and the debt securities;

•	we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on the series of debt securities to maturity;

•	such defeasance shall not result in a breach, or constitute a default, under the indenture or any other material agreement of Advance;

•	we have delivered to the trustee either (i) an opinion of counsel to the effect that holders will not recognize additional income, gain or loss for U.S. federal income tax purposes as a result of Advance’s exercise of the covenant defeasance or (ii) an opinion of counsel based on a ruling directed to the trustee received from the U.S. Internal Revenue Service or based on a change of law to the same effect as the aforementioned opinion of counsel in the case of Advance’s exercise of full defeasance; and

•	Advance has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all the conditions precedent to full defeasance have been complied with.

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to a series of debt securities and the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default, however, we will remain liable for such payments.

We cannot defease our obligations to register the transfer or exchange of our debt securities; to replace our debt securities that have been stolen, lost or mutilated; to maintain paying agencies; or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture.

Resignation of trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Guarantees

The debt securities of any series that we issue and our obligations under the indenture may be guaranteed by one or more of our U.S. subsidiaries. However, the indentures governing our guaranteed debt securities will not require that any of the subsidiaries be a guarantor of any series of guaranteed debt securities. As a result, the guarantors of any series of our guaranteed debt securities may differ from the guarantors of any other series of our guaranteed debt securities. In the event we issue a series of guaranteed debt securities, the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of the guarantees of those debt securities will be set forth in the applicable prospectus supplement, including any limitations that may be applicable to the guarantee due to other debt arrangements or otherwise. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees, which may include provisions that allow a guarantor to be released from its obligations under its guarantee under specified circumstances or that provide for one or more guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such guarantor. Each guarantee (other than a secured guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any guarantor that has provided an unsecured guarantee of any debt securities, the holders of that guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any guarantor to incur secured indebtedness or issue secured guarantees.

Global securities

We may issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. All debt securities represented by the same global security have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Generally, a global security will be terminated and interests in it will be exchanged for certificates in non-global form, referred to as certificated securities, only in the following instances:

•	if the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for that global security;

•	if the depositary ceases to be a clearing agency and we do not appoint another institution to act as depositary within 90 days;

•	if we determine that we wish to terminate that global security; or

•	if an event of default (discussed above under the caption “Events of default”) has occurred with regard to the debt securities represented by that global security and has not been cured or waived, and the owner of beneficial interests in the global security requests that certificated securities be delivered.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and paying agent

Unless specified otherwise in a prospectus supplement, in the event certificated registered debt securities are issued, the holders of certificated registered debt securities will be able to receive payments of principal and of interest on their debt securities at the office of the paying agent. All payments of interest may be received at the offices of such paying agent upon presentation of certificated debt securities and all payments of principal may be received at such offices upon surrender of the debt securities. We also have the option of mailing checks or making wire transfers to the registered holders of the debt securities. Unless specified otherwise in a prospectus supplement, we will maintain a paying agent for the debt securities in the City of New York at all times that payments are to be made in respect of the debt securities and, if and so long as the debt securities remain outstanding.

Plan of distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities directly, and not through underwriters or agents. Securities may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being offered by this prospectus.

In the event that more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 2720(a).

Legal matters

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

Experts

The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Advance Auto Parts, Inc.’s Annual Report on Form 10-K and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The carve-out combined financial statements of B.W.P. Distributors, Inc., incorporated in this prospectus by reference from Advance Auto Parts, Inc.’s Current Report on Form 8-K filed with the SEC on April 19, 2013 have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of General Parts International, Inc. incorporated in this prospectus by reference from Advance Auto Parts, Inc.’s Current Report on Form 8-K filed with the SEC on November 25, 2013 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the reporting requirements of the Exchange Act and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information can be read and copied at: SEC Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We make available, free of charge through our Internet website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish them to, the SEC. We also make available, free of charge on our website, the charters of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee, as well as the Code of Ethics and Business Conduct, Whistleblower Procedures, Code of Ethics for Finance Professionals and Guidelines on Significant Governance Issues. These documents are posted on our website at www.AdvanceAutoParts.com, however we are not incorporating by reference the information on our website into this prospectus other than the documents specified below under “Incorporation of certain documents by reference.” Select the “Investor Relations” link and then the selected document link under the “Corporate Governance” heading.

Copies of any of the above-referenced documents will also be made available, free of charge, upon written request to: Investor Relations Department, P.O. Box 2710, Roanoke, Virginia 24001.

Incorporation of certain documents by reference

The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. The documents we have incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on February 25, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 20, 2013 filed with the SEC on May 28, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended July 13, 2013 filed with the SEC on August 19, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended October 5, 2013 filed with the SEC on November 12, 2013;

•	Current Reports on Form 8-K filed with the SEC on December 31, 2012, February 8, 2013, March 7, 2013, April 4, 2013, April 19, 2013, April 30, 2013, May 29, 2013, June 6, 2013, June 13, 2013, October 16, 2013, and November 25, 2013; and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2013.

Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus or the related registration statement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing to Investor Relations Department, P.O. Box 2710, Roanoke, Virginia 24001, Tel: (540) 362-4911.

You should read the information in this prospectus together with the information in the documents incorporated by reference.

Advance Auto Parts, Inc.

Debt Securities

Prospectus

The date of this prospectus is November 25, 2013